UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
NACCO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)
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NOTICE OF ANNUAL MEETING
PROXY STATEMENT -- MARCH 18, 2011
BUSINESS TO BE TRANSACTED
1.Election of Directors
Director Nominee Information
Directors’ Meetings and Committees
Procedures for Submission and Consideration of Director Candidates
Board Leadership Structure and Risk Management
Certain Business Relationships
Report of the Audit Review Committee
Director Compensation
Executive Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
2.Proposal to approve, for purposes of Section 303A.08 of the New York Stock Exchange’s listing standards, the NACCO Industries, Inc. Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 11, 2011)
3.Advisory Vote to Approve Compensation of Our Named Executive Officers
4.Advisory Vote on the Frequency of the Stockholder Vote on Compensation of our Named Executive Officers
5.Confirmation of Appointment of the Independent Registered Public Accounting Firm of the Company for the Current Fiscal Year
BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
SUBMISSION OF STOCKHOLDER PROPOSALS
COMMUNICATIONS WITH DIRECTORS
SOLICITATION OF PROXIES
OTHER MATTERS
Appendix A
FORM OF PROXY CARD

5875 LANDERBROOK DRIVE
CLEVELAND, OHIO 44124-4069

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders of NACCO Industries, Inc., which we refer to as the Company, will be held on Wednesday, May 11, 2011 at 9:00 A.M., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect nine directors for the ensuing year;

2.	To act on the proposal to approve, for purposes of Section 303A.08 of the New York Stock Exchange’s listing standards, the NACCO Industries, Inc. Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 11, 2011);

3.	To act on the proposal to hold an advisory vote on executive compensation;

4.	To act on the proposal to hold an advisory vote on the frequency of the stockholder vote on executive compensation;

5.	To confirm the appointment of the independent registered public accounting firm of the Company for the current fiscal year; and

6.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 14, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The Proxy Statement and related form of proxy are being mailed to stockholders commencing on or about March 18, 2011.

Charles A. Bittenbender

Secretary

March 18, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders To Be Held on May 11, 2011

The 2011 Proxy Statement and 2010 Annual Report are available, free of charge, at
http://www.nacco.com by clicking on the “2011 Annual Meeting Materials” link and then clicking on either the “2011 Proxy Statement” link or the “2010 Annual Report” link, as appropriate.

If you wish to attend the meeting and vote in person, you may do so.

The Company’s Annual Report for the year ended December 31, 2010 is being mailed to stockholders concurrently with the 2011 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.

If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/NC) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

5875 LANDERBROOK DRIVE
CLEVELAND, OHIO 44124-4069

PROXY STATEMENT — MARCH 18, 2011

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NACCO Industries, Inc., a Delaware corporation, which we also refer to as the Company, NACCO, we, our or us, of proxies to be used at the annual meeting of stockholders of the Company to be held on May 11, 2011, which we refer to as the Annual Meeting. This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 18, 2011.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted for the election of each director nominee, for approval of the non-employee directors’ incentive plan recommended by the Board of Directors, for an advisory vote on the approval of the compensation of the Named Executive Officers, as described in this proxy statement, for an advisory vote on executive compensation to occur every three years, for the confirmation of the appointment of the independent registered public accounting firm, and as recommended by the Board of Directors with regard to any other matters or, if no recommendation is given, in the proxy holders’ own discretion. The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 14, 2011 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 6,796,028 outstanding shares of Class A Common Stock, par value $1.00 per share, which we refer to as the Class A Common, entitled to vote at the Annual Meeting and 1,596,011 shares of Class B Common Stock, par value $1.00 per share, which we refer to as the Class B Common, entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the nine directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Bylaws, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting. The inspectors will also treat proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting, which we refer to as broker non-votes, as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting. In accordance with Delaware law, the nine director nominees receiving the greatest number of votes will be elected directors. In accordance with the New York Stock Exchange’s listing standards, approval of the NACCO Industries, Inc. Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 11, 2011), which we refer to as the Non-Employee Directors’ Plan, will require the affirmative vote of a majority of votes cast, provided that the total votes cast on this proposal represent over 50% of the total voting power of all the shares entitled to vote on this proposal. For purposes of approval under the New York Stock Exchange’s listing standards, abstentions will be treated as votes cast, so any abstentions for proposal two will have the same effect as a vote against proposal two. Broker non-votes, however, will not be treated as votes cast, so broker non-votes will not affect the outcome with respect to the requirement to obtain a majority of the votes cast. However, broker non-votes are considered to be entitled to vote and, therefore, could impair our ability to satisfy the requirement that votes cast represent at least 50% of the total voting power of all shares entitled to vote on proposal two. Although each of the advisory votes on executive compensation and how often the advisory vote will occur is non-binding, the advisory votes allow our stockholders to express their opinions regarding our executive compensation and how frequently an advisory vote on executive compensation should occur. Abstentions and broker non-votes are not counted for purposes of the advisory votes on executive compensation. As a result, if you own shares through a bank, broker-dealer or similar organization, you must instruct your bank, broker-dealer or other similar organization to vote in order for them to vote your shares, so that your vote can be counted for these proposals. In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that is present in person or represented by proxy and that is actually voted is required to approve all other proposals which are brought before the Annual Meeting. As a result, other than as set forth above with respect to proposals two, three and four, abstentions and broker non-votes in respect of any proposal will not be counted for purposes of determining whether a proposal has received the requisite approval by our stockholders.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date or dates, without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

BUSINESS TO BE TRANSACTED

1.	Election of Directors

Director Nominee Information

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as our directors and were elected at our 2010 annual meeting of stockholders. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides information as of the date of this proxy statement about each director nominee. The information presented is based upon information each director has given us about his age, all positions held, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition, we have presented information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director. We also believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as members of our Board of Directors. Each individual has also demonstrated a strong commitment to service to the Company.

		Principal Occupation and Business Experience and Other	Director
Name	Age	Directorships in Public Companies During Last Five Years	Since
Owsley Brown II	68	Retired Chairman and Chief Executive Officer of Brown-Forman Corporation (a diversified producer and marketer of consumer products). From prior to 2006 to 2008, Director of Brown-Forman Corporation, and, from prior to 2006 to 2007, Chairman of Brown-Forman Corporation.	1993

		Mr. Brown has extensive experience as chairman and chief executive officer of a diversified global producer and marketer of consumer products. From his years of experience as a member of senior management of a major publicly-traded corporation, he brings to our Board of Directors the insight that is required to address many of the operational and strategic issues that we face. He also has extensive knowledge and experience in the areas of corporate finance and general management, which have been of significant value to us.

		Principal Occupation and Business Experience and Other	Director
Name	Age	Directorships in Public Companies During Last Five Years	Since
Dennis W. LaBarre	68	Partner in the law firm of Jones Day.	1982

		Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly-traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 25 years experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board of Directors with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on our Board of Directors and through his involvement with its committees.

Richard de J. Osborne	77	Retired Chairman and Chief Executive Officer of ASARCO Incorporated (a leading producer of non-ferrous metals). Current non-executive Chairman of the Board of Directors of Datawatch Corp. and, from prior to 2006 to 2006, Director of Schering Plough Corp.	1998

		Mr. Osborne’s experience as chairman, chief executive officer and chief financial officer of a leading producer of non-ferrous metals enables him to provide our Board of Directors with a wealth of experience in and understanding of the mining industry. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Osborne offers our Board of Directors a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

Alfred M. Rankin, Jr.	69	Chairman, President and Chief Executive Officer of the Company. Chairman of the Board of each of our principal subsidiaries: NACCO Materials Handling Group, Inc., which we refer to as NMHG, The North American Coal Corporation, which we refer to as NA Coal, Hamilton Beach Brands, Inc., which we refer to as HBB, and The Kitchen Collection, LLC, which we refer to as KC (all wholly-owned subsidiaries of the Company). Also, Director of Goodrich Corporation and The Vanguard Group, and Chairman of the Board of Directors of the Federal Reserve Bank of Cleveland.	1972

		In over 38 years of service to the Company as a Director and over 20 years in senior management, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board of Directors unique insight resulting from his service on the boards of other publicly-traded corporations and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland’s cultural institutions, he provides a valuable link between our Board of Directors, the Company and the community surrounding our corporate headquarters.

		Principal Occupation and Business Experience and Other	Director
Name	Age	Directorships in Public Companies During Last Five Years	Since
Michael E. Shannon	74	President, MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investments). Retired Chairman, Chief Financial and Administrative Officer, Ecolab, Inc. (a specialty chemicals company). From prior to 2006 to April 2010, Director of CenterPoint Energy, Inc. From prior to 2006 to 2007, Director of Apogee Enterprises, Inc. and Director of Clorox Company.	2002

		Mr. Shannon’s experience in finance and general management, including his service as chairman and chief financial and administrative officer of a major publicly-traded corporation, enables him to make significant contributions to our Board of Directors, particularly in his capacity as the Chairman of our Audit Review Committee and as our audit committee financial expert. Through his past and current service on the boards of publicly-traded corporations, he has a broad and deep understanding of the financial reporting system, the challenges involved in developing and maintaining effective internal controls and the isolation of areas of focus for evaluating risks to the Company.

Britton T. Taplin	54	Self-employed (personal investments). Former Partner of Western Skies Group, Inc. (a privately-held real estate developer) from prior to 2006 to 2007. From prior to 2006 to 2007, worked in commercial real-estate development business.	1992

		Mr. Taplin is a grandson of the founder of the Company and brings the perspective of a long-term stockholder to our Board of Directors.

David F. Taplin	61	Self-employed (tree farming).	1997

		Mr. Taplin is a grandson of the founder of the Company and brings the perspective of a long-term stockholder to our Board of Directors.

John F. Turben	75	Chairman of Kirtland Capital Partners (a private equity company).	1997

		Mr. Turben brings to our Board of Directors the entrepreneurial perspective of founder and operator of a successful company. Mr. Turben has acquired extensive experience handling transactional and investment issues through his over 20 years of involvement in operating a private equity firm. Through this experience as well as his service on other boards of publicly-traded corporations and private institutions, he provides important insight and assistance to our Board of Directors in the areas of finance, investments and corporate governance, which enable him to be a significant contributor to our Board of Directors.

		Principal Occupation and Business Experience and Other	Director
Name	Age	Directorships in Public Companies During Last Five Years	Since
Eugene Wong	76	Professor Emeritus of the University of California at Berkeley.	2005

		Dr. Wong has broad experience in engineering, particularly in the areas of electrical engineering and software design, which are of significant value to the oversight of our information technology infrastructure, product development and general engineering. He has served as technical consultant to a number of leading and developing nations, which enables him to provide an up-to-date international perspective to our Board of Directors. Dr. Wong has also co-founded and managed several corporations, and has served as a chief executive officer of one, enabling him to contribute the unique administrative and management perspective of a corporate chief executive officer.

Directors’ Meetings and Committees

The Board of Directors has an Audit Review Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee and an Executive Committee. The members of such committees are as follows:

Audit Review Committee	Compensation Committee
Richard de J. Osborne Michael E. Shannon (Chairman) John F. Turben	Owsley Brown II Richard de J. Osborne (Chairman) Eugene Wong

Finance Committee	Executive Committee
Dennis W. LaBarre Alfred M. Rankin, Jr. Michael E. Shannon Britton T. Taplin John F. Turben (Chairman)	Owsley Brown II Dennis W. LaBarre Richard de J. Osborne Alfred M. Rankin, Jr. (Chairman) Michael E. Shannon John F. Turben

Nominating and Corporate Governance Committee

Dennis W. LaBarre
Richard de J. Osborne
Michael E. Shannon (Chairman)
David F. Taplin
John F. Turben

The Audit Review Committee held eight meetings in 2010. The Audit Review Committee has the responsibilities set forth in its charter with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection and retention of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	assisting our Board of Directors and us in interpreting and applying our Corporate Compliance Program and other issues related to us and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

The Board of Directors has determined that Michael E. Shannon, the Chairman of the Audit Review Committee, qualifies as an audit committee financial expert as defined in Section 407(d) of Regulation S-K under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. Mr. Shannon is independent, as such term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards and Rule 10A-3(b)(1) under the Exchange Act. Our Board of Directors believes that, in keeping with our high standards, all members of the Audit Review Committee should have a high level of financial knowledge. Accordingly, our Board of Directors has reviewed the membership of the Audit Review Committee and determined that each member of the Audit Review Committee is independent as defined in Section 303A.02 of the New York Stock Exchange’s listing standards and Rule 10A-3(b)(1) under the Exchange Act, is financially literate as defined in Section 303A.07(a) of the New York Stock Exchange’s listing standards, has accounting or related financial management expertise as defined in Section 303A.07(a) of the New York Stock Exchange’s listing standards and, therefore, may qualify as an audit committee financial expert. No members of the Audit Review Committee serve on more than three public company audit committees.

The Compensation Committee held six meetings in 2010. The Compensation Committee has the responsibilities set forth in its charter with respect to the administration of our policies, programs and procedures for compensating our employees, including our executive officers and directors. Among other things, the Compensation Committee’s direct responsibilities include:

•	the review and approval of corporate goals and objectives relevant to compensation for the Chief Executive Officer and other executive officers;

•	the evaluation of the performance of the Chief Executive Officer and other executive officers in light of these goals and objectives;

•	the determination and approval of Chief Executive Officer and other executive officer compensation levels;

•	the consideration of whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us;

•	the making of recommendations to our Board of Directors, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including incentive compensation plans and equity-based plans; and

•	the review and approval of the Compensation Discussion and Analysis and the preparation of the annual Compensation Committee Report to be included in our Proxy Statement.

Consistent with applicable laws, rules and regulations, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee or, in appropriate cases, to our senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed further below under the heading “Executive Compensation — Compensation Discussion and Analysis — Compensation Consultants.” Each member of the Compensation Committee is independent, as defined in the listing standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee held two meetings in 2010. The Nominating and Corporate Governance Committee has the responsibilities set forth in its charter. Among other things, the Nominating and Corporate Governance Committee’s responsibilities include:

•	the review and making of recommendations to our Board of Directors of the criteria for membership on our Board of Directors;

•	the review and making of recommendations to our Board of Directors of the optimum number and qualifications of directors believed to be desirable;

•	the establishment and monitoring of a system to receive suggestions for nominees to directorships of the Company; and

•	the identification and making of recommendations to our Board of Directors of specific candidates for membership on our Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. See “— Procedures for Submission and Consideration of Director Candidates” on page 10. In addition to the foregoing responsibilities, the Nominating and Corporate Governance Committee is responsible for reviewing our Corporate Governance Guidelines and recommending changes to the Corporate Governance Guidelines, as appropriate; overseeing evaluations of the Board of Directors’ effectiveness; and annually reporting to the Board of Directors the Nominating and Corporate Governance Committee’s assessment of our Board of Directors’ performance. Each member of the Nominating and Corporate Governance Committee is independent, as defined in the listing standards of the New York Stock Exchange. However, the Nominating and Corporate Governance Committee may, from time to time, consult with certain other members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board of Directors.

The Finance Committee held seven meetings in 2010. The Finance Committee reviews our financing and financial risk management strategies and those of our principal subsidiaries and makes recommendations to our Board of Directors on matters concerning finance.

The Executive Committee did not hold any meetings in 2010. The Executive Committee may exercise all of the powers of our Board of Directors over the management and control of our business during the intervals between meetings of our Board of Directors.

Our Board of Directors held eight meetings in 2010. In 2010, all of the directors attended at least 75 percent of the total meetings held by our Board of Directors and by the committees on which they served during their tenure.

Our Board of Directors has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families and their voting history, we have the characteristics of, and may be, a “controlled company,” as that term is defined in Section 303A of the listing standards of the New York Stock Exchange. Accordingly, our Board of Directors has determined that we could be characterized as a “controlled company.” However, our Board of Directors has elected not to make use at the present time of any of the exceptions to the requirements of the listing standards of the New York Stock Exchange that are available to controlled companies. Accordingly, at least a majority of the members of our Board of Directors is independent, as defined in the listing standards of the New York Stock Exchange. In making a determination as to the independence of our directors, our Board of Directors considered Section 303A of the listing standards of the New York Stock Exchange and broadly considered the materiality of each director’s relationship with us. Based upon the foregoing criteria, our Board of Directors has determined that the following directors are independent: Owsley Brown II, Dennis W. LaBarre, Richard de J. Osborne, Michael E. Shannon, Britton T. Taplin, David F. Taplin, John F. Turben and Eugene Wong.

In accordance with the rules of the New York Stock Exchange, our non-management directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee presides at such meeting. Additional meetings of the non-management directors may be scheduled from time to time when the non-management directors believe such meetings are desirable. The determination of the director who should preside at such additional meeting will be made based upon the principal subject matter to be discussed at the meeting. A meeting of the non-management directors was held on February 9, 2011.

We hold a regularly scheduled meeting of our Board of Directors in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors attended our 2010 annual meeting of stockholders.

We have adopted a code of ethics, entitled “Code of Corporate Conduct,” applicable to all of our personnel, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Waivers of our code of ethics for our directors or executive officers, if any, may be disclosed on our website, by press release or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, which we refer to as the SEC. We have also adopted Corporate Governance Guidelines, which provide a framework for the conduct of our Board of Directors’ business. The Code of Corporate Conduct, the Corporate Governance Guidelines and the Independence Standards for Directors, as well as each of the charters of the Audit Review Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, are available free of charge on our website at http://www.nacco.com, under the heading “Corporate Governance.” The information contained on or accessible through our website other than this Proxy Statement is not incorporated by reference into this Proxy Statement, and you should not consider such information contained on or accessible through our website as part of this Proxy Statement.

The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine, based on the facts and circumstances, whether we have or a related person has a direct or indirect material interest in the transaction. As set forth in the Audit Review Committee’s charter, in the course of the review of a potentially material related-person transaction, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.

Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.

Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Procedures for Submission and Consideration of Director Candidates

The Nominating and Corporate Governance Committee will consider stockholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our executive offices on or before December 31 of each year in anticipation of the following year’s annual meeting of stockholders. All stockholder recommendations for director nominees must set forth the following information:

1.	the name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employments and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors;

4.	the disclosure of any relationship of the candidate being recommended has with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.	a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

6.	a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications and, in the event that the Nominating and Corporate Governance Committee desires to do so, has consented to be named in our proxy statement and to serve as one of our directors, if elected.

There are no specific qualifications or specific qualities or skills that we require our directors to possess. In evaluating director nominees, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate, and other factors identified from time to time by our Board of Directors. The Nominating and Corporate Governance Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Nominating and Corporate Governance Committee will consider a diverse number of factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new director candidates. The Nominating and Corporate Governance Committee’s goal in selecting directors for nomination to our Board of Directors is generally to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.

The Nominating and Corporate Governance Committee will consider all information provided to it that is relevant to a candidate’s nomination as one of our directors. Following such consideration, the Nominating and Corporate Governance Committee may seek additional information regarding, and may request an interview with, any candidate who it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the Nominating and Corporate Governance Committee will meet to determine whether to recommend the candidate to our Board of Directors. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Nominating and Corporate Governance Committee regularly reviews the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee may consider various potential candidates. Candidates may be recommended by current members of our Board of Directors, third-party search firms or stockholders. No search firm was retained by the Nominating and Corporate Governance Committee during the past fiscal year. The Nominating and Corporate Governance Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with us. In order to preserve its impartiality, the Nominating and Corporate Governance Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

Board Leadership Structure and Risk Management

Through our holding company structure, we operate a diverse group of businesses spanning the following four principal industries: lift trucks, small appliances, specialty retail and mining. Due to the diversity of our businesses, including in terms of their products, customers, operations, geographical scope, risks and structure, the Board of Directors believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing each of our principal businesses. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board of Directors on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board of Directors in order to maximize their contributions to the Board of Directors;

•	ensure that each other member of the Board of Directors has sufficient knowledge and understanding of our businesses to enable him to make informed judgments;

•	provide a seamless flow of information from our subsidiaries to the Board of Directors; and

•	facilitate the flow of information between the Board of Directors and our management.

This board leadership structure also enhances the effectiveness of the boards of directors of our subsidiaries, which have parallel structures and provide oversight at the strategic and operational business unit level. Each director who serves on our Board of Directors is also a member of each subsidiary’s board of directors, which integrates our Board of Directors with the boards of our subsidiaries. Our Chief Executive Officer serves as the Chairman of each subsidiary’s board of directors, which provides a common and consistent element that enables these subsidiary boards of directors to function effectively and efficiently as well as in an independent, informed basis for exercising effective oversight, including risk oversight. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution at each of the subsidiaries, which is essential to effective governance. We do not assign a lead independent director but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management directors.

The Board of Directors oversees our risk management. The full Board of Directors (as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee) regularly reviews information provided by management in order for the Board of Directors to oversee the risk identification, risk management and risk mitigation strategies. Our board committees assist the full Board of Directors’ oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Review Committee oversees the financial reporting and control risks, our Finance Committee oversees financing and other financial risk management strategies and our Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board of Directors and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board of Directors during the committee reports portion of the Board of Directors meeting. The full Board of Directors incorporates the insight provided by these reports into its overall risk management analysis.

Certain Business Relationships

Dennis W. LaBarre, one of our and our principal subsidiaries’ directors, is a partner in the law firm of Jones Day. Jones Day provided legal services on our behalf and on behalf of our principal subsidiaries during 2010 on a variety of matters, and it is anticipated that such firm will provide similar services in 2011. The fees for the legal services rendered to us and our principal subsidiaries by Jones Day approximated $14.3 million for the year ended December 31, 2010, a substantial portion of these fees were related to the previously disclosed Applica litigation that was settled in 2011. Mr. LaBarre does not receive any direct compensation from legal fees we pay to Jones Day and these legal fees do not provide any material indirect compensation to Mr. LaBarre.

J.C. Butler, Jr., one of our executive officers, is the son-in-law of Alfred M. Rankin, Jr. In 2010, Mr. Butler’s total compensation from us was $1,149,771, which includes annual compensation, long-term compensation and all other compensation.

Report of the Audit Review Committee

The Audit Review Committee has reviewed and discussed with our management and Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2010. The Audit Review Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Review Committee has received and reviewed the written disclosures and the independence letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Review Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC.

MICHAEL E. SHANNON, CHAIRMAN
RICHARD DE J. OSBORNE
JOHN F. TURBEN

Director Compensation

The following table sets forth all compensation of each director for services as our directors and as directors of our principal subsidiaries for 2010, other than Alfred M. Rankin, Jr. In addition to being a director, Mr. Rankin is also Chairman, President and Chief Executive Officer of the Company and Chairman of each of NMHG, NA Coal, HBB and KC. Mr. Rankin does not receive any compensation for his services as a director. Mr. Rankin’s compensation for services as one of our executive officers is shown in the Summary Compensation Table on page 52.

DIRECTOR COMPENSATION
For Fiscal Year Ended December 31, 2010

	Fees Earned
	or Paid in		Stock	All Other
	Cash(1)		Awards(2)	Compensation(3)	Total
Name	($)		($)	($)	($)

Owsley Brown II	$58,742		$28,360	$6,696	$93,798
Dennis W. LaBarre	$73,045	(4)	$28,360	$6,696	$108,101
Richard de J. Osborne	$79,845	(4)	$28,360	$6,496	$114,701
Ian M. Ross(5)	$30,590		$20,912	$5,017	$56,519
Michael E. Shannon	$90,345	(4)	$28,360	$6,553	$125,258
Britton T. Taplin	$54,842		$28,360	$6,696	$89,898
David F. Taplin	$49,992		$28,360	$6,609	$84,961
John F. Turben	$85,596	(4)	$28,360	$6,540	$120,496
Eugene Wong	$51,092	(4)	$28,360	$5,527	$84,979

(1)	Amounts in this column reflect the annual retainers and other fees earned by the directors for service in 2010. They also include payment for certain fractional shares of Class A Common that were earned and cashed out in 2010 under the Non-Employee Directors’ Plan.

(2)	Under the Non-Employee Directors’ Plan described below, the directors are required to receive a portion of their annual retainer in shares of Class A Common, which we refer to as the Mandatory Shares. They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common, which we refer to as the Voluntary Shares. Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares that were granted to directors under the Non-Employee Directors’ Plan, determined pursuant to FASB ASC Topic 718. See note (2) of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for more information regarding the accounting treatment of our equity awards.

(3)	The amount listed includes: (i) $627 for Ian M. Ross and $1,505 for each other director in Company-paid premium payments for life insurance for the benefit of the directors; (ii) other Company-paid premium payments for accidental death and dismemberment insurance for the director and his spouse; and (iii) personal excess liability insurance for the director and members of his immediate family. The amount listed also includes charitable contributions made in our name on behalf of the director and his spouse under our matching charitable gift program in the amount of $3,000 for Eugene Wong and $4,000 for each other director.

(4)	The amounts listed include the following amounts that certain directors elected to receive in the form of Voluntary Shares rather than in cash: $23,601 for Dennis W. LaBarre, $4,614 for Richard de J. Osborne, $14,107 for Michael E. Shannon, $4,614 for John F. Turben and $28,360 for Eugene Wong.

(5)	Ian M. Ross did not stand for reelection in 2010 and as a result, he ceased to be a director effective May 12, 2010.

Description of Material Factors Relating to the Director Compensation Table

Effective January 1, 2009, director compensation was reduced by 10% to reflect economic and business conditions. Effective January 1, 2010, the Company restored 5% of the reduction in director compensation and the remaining 5% was restored effective July 1, 2010 in response to the partial economic recovery and our forecasted 2010 financial performance.

As of July 1, 2010, each non-employee director received the following annual compensation for service on our Board of Directors and on our subsidiaries’ boards of directors:

•	a retainer of $55,000 ($30,000 of which is required to be paid in the form of shares of Class A Common, as described below);

•	attendance fees of $1,000 for each meeting attended (including telephonic meetings) of our Board of Directors or a subsidiary board of directors, but not exceeding $2,000 per day;

•	attendance fees of $1,000 for each meeting attended (including telephonic meetings) of a committee of our Board of Directors on which the director served or a committee of a subsidiary’s board of directors on which the Director served;

•	a retainer of $5,000 for each committee of our Board of Directors on which the director served (other than the Executive Committee);

•	an additional retainer of $5,000 for each committee of our Board of Directors on which the director served as chairman (other than the Audit Review Committee); and

•	an additional retainer of $10,000 for the chairman of the Audit Review Committee of our Board of Directors.

The retainers are paid quarterly in arrears and the meeting fees are paid following each meeting. Each director is also reimbursed for expenses incurred as a result of attendance at meetings. We also occasionally make our private aircraft available to directors for attendance at meetings of our Board of Directors and our subsidiaries’ boards of directors.

Under the Non-Employee Directors’ Plan, as of July 1, 2010, each director who was not an officer of the Company or of any of our subsidiaries received $30,000 of his $55,000 retainer in whole shares of Class A Common. Any fractional shares were paid in cash. The actual number of shares of Class A Common issued to a director is determined by the following formula:

the dollar value of the portion of the $30,000 retainer that was earned by the director each quarter divided by
the average closing price of shares of Class A Common on the New York Stock Exchange for each week during such quarter.

These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the shares cannot be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than:

•	by will or the laws of descent and distribution;

•	pursuant to a qualifying domestic relations order; or

•	to a trust for the benefit of the director or his spouse, children or grandchildren.

The foregoing restrictions on transfer lapse upon the earliest to occur of:

•	the date which is ten years after the last day of the calendar quarter for which such shares were earned;

•	the date of the death or permanent disability of the director;

•	five years (or earlier with the approval of our Board of Directors) from the date of the retirement of the director from our Board of Directors; or

•	the date that a director is both retired from our Board of Directors and has reached 70 years of age.

In addition, each director has the right under the Non-Employee Directors’ Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his retainers and meeting attendance fees. The number of shares issued is determined under the same formula stated above. However, these Voluntary Shares are not subject to the foregoing transfer restrictions.

Director Compensation Program for 2011

The Compensation Committee periodically evaluates and recommends changes to our compensation program for directors. In 2010, the Compensation Committee used the Hay Group consulting firm to evaluate and provide recommendations regarding our director compensation program. Our Board of Directors adopted certain recommendations and made changes effective January 1, 2011.

The revised director compensation program is structured in a similar manner to the 2010 program. However, the retainers paid to each non-employee director for service on our Board of Directors were increased from $55,000 ($30,000 of which is paid in the form of shares of Class A Common) to a retainer of $80,000 ($45,000 of which will be paid in the form of shares of Class A Common). The Compensation Committee and our Board of Directors expect to review the compensation program at the end of 2011 to determine if any further increases or additional changes are warranted.

Subject to stockholder approval, the Non-Employee Directors’ Plan will be amended and restated, effective May 11, 2011 so that the number of shares of Class A Common available for issuance pursuant to awards under the plan is 100,000 shares, which was the amount of Class A Common authorized when the Non-Employee Directors’ Plan was originally adopted in 1992. The amendment and restatement was adopted by our Board of Directors subject to stockholder approval in accordance with Section 303A.08 of the New York Stock Exchange’s listing standards.

Executive Compensation

Compensation Discussion and Analysis

The following describes the material elements of our compensation objectives and policies as they relate to those individuals named in the Summary Compensation Table on page 52, whom we refer to as the Named Executive Officers. This discussion and analysis of our compensation program should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the Named Executive Officers during 2010.

Executive Compensation Governance

The Compensation Committee of our Board of Directors and the Compensation Committees of the Company’s subsidiary boards of directors, which we refer to collectively as the Compensation Committee unless the context requires otherwise, establish and oversee the administration of our policies, programs and procedures for compensating our employees, including our executive officers. Each Compensation Committee consists solely of independent directors.

The Compensation Committee’s direct responsibilities include:

•	review and approval of corporate goals and objectives relevant to compensation for the Chief Executive Officer and other executive officers;

•	evaluation of the performance of the Chief Executive Officer and other executive officers in light of these performance goals and objectives;

•	determination and approval of the compensation levels of the Chief Executive Officer and other executive officers based on this evaluation;

•	consideration of whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us;

•	making recommendations to our Board of Directors, where appropriate or required, with respect to non-equity-based compensation matters; and

•	taking other actions with respect to all other compensation matters, including equity-based and other incentive compensation plans.

Named Executive Officers for 2010

The Named Executive Officers for 2010 are listed on the table below. They include executives who are employed by the Company, and three of its subsidiaries: NMHG, HBB and NA Coal. None of the Named Executive Officers are employed by KC, our other major subsidiary.

Name	Title(s)	Employed By

Alfred M. Rankin, Jr.	Chairman, President and Chief Executive Officer — NACCO	NACCO

Kenneth C. Schilling	Vice President and Controller — NACCO Vice President and Chief Financial Officer — NMHG	NACCO

Michael P. Brogan	President and Chief Executive Officer — NMHG	NMHG

Gregory H. Trepp	President and Chief Executive Officer — HBB Chief Executive Officer— KC Interim President (October 22, 2010-January 31, 2011) — KC*	HBB

Robert L. Benson	President and Chief Executive Officer — NA Coal	NA Coal

*	Although Mr. Trepp was Interim President of KC, he did not receive any compensation from KC or participate in any incentive compensation plans provided by KC during 2010.

Compensation Consultants

The Compensation Committee receives assistance and advice from the Hay Group, an internationally-recognized compensation consulting firm. These consultants are engaged by and report to the Compensation Committee. The consultants also provide advice and discuss compensation issues directly with management.

Throughout 2010, the Hay Group prepared, presented and made recommendations regarding substantially all aspects of compensation for the directors and senior management employees, including the Named Executive Officers. For 2010, the Hay Group was engaged to:

•	make recommendations regarding Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions;

•	provide analysis and make recommendations regarding cash in lieu of perquisite target amounts for all senior management positions;

•	make recommendations regarding 2010 salary midpoints, short-term and long-term incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for all senior management positions;

•	make recommendations regarding 2010 salary midpoints and/or range movement for all other employee positions;

•	evaluate and provide recommendations regarding the compensation program for our non-employee directors; and

•	make presentations regarding legislative and regulatory changes.

At the direction of the Compensation Committee, all Hay point recommendations for new senior management positions and/or changes to current positions are determined by the Hay Group through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

Representatives of the Hay Group attended two of the Compensation Committee meetings in 2010 and, at those meetings, met with the Compensation Committee in executive session without management present. The Hay Group did not provide any other services to us or the Compensation Committee in 2010.

Hay Group’s All Industrials Survey — Salary Midpoint

As a starting point for setting target total compensation, the Compensation Committee directed the Hay Group to use their proprietary survey of a broad group of domestic industrial organizations from almost all segments of industry ranging in size from under $150 million to over $5 billion in annual revenues, which we refer to as the All Industrials survey. Organizations that satisfy the consultant’s quality assurance controls voluntarily participate in the All Industrials survey by submitting data to the consultant. For 2010, participants in the All Industrials survey included 247 parent organizations and 317 independent operating units representing almost all segments of industry, including the light and heavy manufacturing, consumer products and mining segments.

The Compensation Committee chose this particular survey as its benchmark for the following reasons:

•	the use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year; and

•	due to the unique nature of our holding group structure, this survey provides internal consistency in compensation among all of our subsidiaries, regardless of industry.

Using the proprietary Hay point methodology discussed above under the heading “— Compensation Consultants,” the Hay Group compares positions of similar scope and complexity with the data obtained in the

All Industrials survey. The Hay Group then derives a median salary level for each Hay point level, including those positions occupied by the Named Executive Officers, which is targeted at the 50th percentile of the All Industrials survey. We refer to the 50th percentile median target as the salary midpoint. The Compensation Committee uses 100% of the salary midpoints recommended by the Hay Group for all positions at NACCO and HBB and for senior management positions at KC. However, the Compensation Committee uses 95% of the salary midpoints for senior management positions at NA Coal and 97.5% of the salary midpoints for all positions at NMHG. Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level at a particular company have the same salary midpoint. This process assures internal equity in pay among the executives across all business units.

Executive officers’ compensation levels are set at (or slightly below) the salary midpoint recommended by the Hay Group because the Compensation Committee believes that the use of salary midpoints ensures that the compensation program provides sufficient compensation to attract and retain talented executives and maintain internal pay equity, without overcompensating our executive officers.

The salary midpoint provided by the Hay Group is then used to calculate the total target compensation of all senior management employees, including the Named Executive Officers.

Compensation Policies and Objectives — Total Target Compensation

The guiding principle of the compensation program for senior management employees, including Named Executive Officers, is the maintenance of a strong link between an employee’s compensation, individual performance and the performance of the Company or the subsidiary for which the employee has responsibility. The primary objectives of our compensation program are:

•	to attract, retain and motivate talented management;

•	to reward management with competitive total compensation for achievement of specific corporate and individual goals; and

•	to make management long-term stakeholders in us.

In addition, due to the unique nature of our holding company structure, the Compensation Committee attempts to maintain consistency in compensation among all of the Company’s subsidiaries.

The Compensation Committee establishes comprehensively defined “target total compensation” for each senior management employee following rigorous evaluation standards to ensure internal equity. Target total compensation is determined explicitly in dollar terms as the sum of: (i) salary midpoint, as determined by the Hay Group, (ii) target cash in lieu of perquisites, (iii) target short-term incentives, and (iv) target long-term incentives. The target cash in lieu of perquisites, short-term incentives and long-term incentives are all determined by multiplying each employee’s salary midpoint by a specified percentage of that midpoint, as determined by the Hay Group for each Hay salary grade.

The following table sets forth target total compensation for the Named Executive Officers, as recommended by the Hay Group and approved by the Compensation Committee for 2010:

		(B)	(C)	(D)		(A)+(B)+(C)+(D)
	(A)	Cash in Lieu of	Short-Term	Long-Term Plan		Target Total
	Salary Midpoint	Perquisites	Plan Target	Target		Compensation
Named Executive Officer	($)(%)	($)(%)	($)(%)	($)(%)		($)
Alfred M. Rankin, Jr.	$943,900 (19%)	$113,268 (2%)	$943,900 (19%)	$2,985,084 (60	%)(1)	$4,986,152
Kenneth C. Schilling	$299,500 (49%)	$23,960 (4%)	$119,800 (19%)	$172,213 (28	%)(1)	$615,473
Michael P. Brogan	$612,700 (30%)	$73,524 (4%)	$428,890 (21%)	$919,050 (45%)		$2,034,164
Gregory H. Trepp	$549,600 (36%)	$54,960 (4%)	$329,760 (22%)	$577,080 (38	%)(2)	$1,511,400
Robert L. Benson	$429,500 (37%)	$42,950 (4%)	$236,225 (20%)	$450,975 (39%)		$1,159,650

(1)	The amounts include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the NACCO Long-Term Plan awards. See “— Long-Term Incentive Compensation — NACCO Long-Term Incentive Compensation.”

(2)	The Hay-recommended long-term target percentage for Mr. Trepp for 2010 was 130%. However, to incentivize other HBB employees and to help ensure a full recovery for HBB’s business results during 2010, Mr. Trepp requested that his 2010 award be calculated using a long-term target percentage of 105%, deferring until 2011 the implementation of the 25% increase in his long-term target that was recommended by Hay.

In addition to the target total compensation shown on the table above, we provide employees with qualified and nonqualified retirement benefits that are designed to provide a competitive rate of income during retirement, with the opportunity for additional income in the form of profit sharing benefits if a particular business unit (other than NA Coal) attains superior results. However, during 2010 these additional profit sharing benefits were frozen at NACCO and NMHG.

The design of our compensation program offers opportunities for employees to earn truly superior compensation for outstanding results. It also includes significantly reduced compensation for results that do not meet or exceed the previously established performance targets for the year. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater. We believe that our program encourages Named Executive Officers to earn incentive pay significantly greater than 100% of target over time by delivering outstanding managerial performance.

In most years, incentive compensation payments made to the Named Executive Officers exceed their base salary plus perquisite allowance for the year and the actual total compensation received exceeds the All Industrials survey median target total compensation for the year. See “— Hay Group’s All Industrials Survey — Salary Midpoint.” In 2010, this was true for all of the Named Executive Officers because all business units performed close to or above target performance level.

Overview of Executive Compensation Methodology

We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. The Compensation Committee carefully reviews each of these components in relation to our performance.

Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the Named Executive Officers, with our long-term interests.

The Compensation Committee views the various components of compensation as related but distinct. While a significant percentage of total target compensation is allocated to incentive compensation as a result of the policies and objectives discussed above, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Rather, the Compensation Committee reviews information provided by the Hay Group from their All Industrials survey to determine the appropriate level for each component and mix of compensation.

The Compensation Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation levels. In this process, the Compensation Committee reviews “tally sheets” with respect to target total compensation for the Named Executive Officers and other senior management employees. The tally sheets list each officer’s title, Hay points, salary midpoint, base salary, perquisite allowance, short-term and long-term incentive compensation targets and target total compensation for the current year, as well as those that are being proposed for the subsequent year.

In November, 2009, the Compensation Committee reviewed the tally sheets for each of our Named Executive Officers to help decide whether it should make changes to the 2010 compensation program. Although the Committee determined that the overall program continued to be consistent with our compensation objectives, it made the following adjustments for 2010:

•	Based on an analysis prepared by the Hay Group of the short-term and long-term incentive compensation targets for employees of the Company and its subsidiaries compared to an updated 2010 All Industrials survey, the Compensation Committee adjusted the short-term and long-term incentive compensation targets for employees at certain Hay salary grades effective as of January 1, 2010.

•	As a result of the improvement in the marketplace in 2010, the Compensation Committee restored salary reductions and certain reduced or suspended retirement benefits during 2010.

•	The Compensation Committee restored incentive compensation plans at all companies for 2010.

Components of Named Executive Officers’ Compensation. As discussed above, compensation for senior management employees primarily includes the following components:

•	base salary;

•	cash in lieu of perquisites;

•	short-term incentives; and

•	long-term incentives.

Target total compensation is supplemented by retirement benefits, which consist mainly of the qualified plans and restoration nonqualified deferred compensation arrangements described below, and other benefits, such as health and welfare benefits. In addition, from time to time, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the Named Executive Officers.

Base Salary. The Compensation Committee fixes an annual base salary intended to be competitive with the marketplace to recruit and retain talented senior management employees. Base salary is intended to provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.

Each year, the Compensation Committee determines the base salary for each senior management employee, including the Named Executive Officers, by taking into account the employee’s individual performance for the prior year and the relationship of the employee’s prior year’s base salary to the new salary midpoint for the employee’s Hay point level. The Committee also takes into account any other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by the Hay Group;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal or corporate events that occurred during the prior year.

The potential for larger salary increases exists for individuals with lower base salaries relative to their salary midpoint and/or superior performance. The potential for smaller increases or even no increase exists for those individuals with higher base salaries relative to their salary midpoint and/or who have performed poorly during the performance period.

Due to economic and business conditions that existed in 2009 and 2010, the Compensation Committee took the following actions with respect to 2010 base salaries for Named Executive Officers:

•	Messrs. Rankin’s and Schilling’s base salaries were reduced by 10% effective February 1, 2009. Effective January 1, 2010, 5% of the reduction was restored and the remaining 5% of the reduction was restored effective July 1, 2010.

•	Mr. Brogan’s base salary was reduced by 10% effective February 1, 2009. On each of January 1, 2010, April 1, 2010, July 1, 2010 and October 1, 2010, 2.5% of the reduction was restored.

The following table sets forth the salary midpoint, salary range and base salary for each Named Executive Officer for 2010, as well as the percentage of increase from the 2009 base salary, taking into account the reductions and restorations described in the previous paragraph:

		Salary Range
		(Compared to
	Salary	Salary Midpoint)		Change
	Midpoint	Determined by the	Base Salary For 2010 and as	Compared to
	Determined by	Compensation	a Percentage of Salary	2009 Base
	the Hay Group	Committee	Midpoint	Salary
Named Executive Officer	($)	(%)	($)(%)	(%)

Alfred M. Rankin, Jr.(1)	$943,900	80% - 130%	$1,104,675 (117%)	7.3%
Kenneth C. Schilling(1)	$299,500	80% - 120%	$260,208 (87%)	7.3%
Michael P. Brogan(1)	$612,700	80% - 120%	$492,342 (80%)	6.5%
Gregory H. Trepp(2)	$549,600	80% - 120%	$439,992 (80%)	55.2%
Robert L. Benson	$429,500	80% - 120%	$400,000 (93%)	8.2%

(1)	These changes reflect the phased-in restoration of the 10% salary reduction implemented on February 1, 2009.

(2)	Mr. Trepp was promoted to President and Chief Executive Officer of HBB and received a corresponding Hay point adjustment and salary increase effective January 1, 2010.

Cash in Lieu of Perquisites. In addition to providing other very limited perquisites in unique circumstances, target levels of perquisites for senior management employees are converted into fixed dollar amounts and paid in cash ratably throughout the year. This approach recognizes that perquisites are largely just another form of compensation, albeit separate and distinct from salary and incentive compensation. The amount of the perquisite allowance for 2010 is calculated based on a specified percentage of the executive’s salary midpoint.

The applicable percentages were determined by the Hay Group based on a study it conducted comparing the relationship between the value of executive officers’ perquisites and the salary midpoint for the position. At the direction of the Compensation Committee, the Hay Group used data from its proprietary Benefits Report, which contains employee benefits data from a survey conducted by the Hay Group. For 2010, the organizations that submitted information for the Benefits Report included 852 organizations or operating units representing almost all areas of industry, including the light and heavy manufacturing, consumer products and mining segments, as well as other organizations from the health care, service and financial sectors. Consistent with the use of the All Industrials survey, the Compensation Committee determined that the Benefits Report was an appropriate benchmark because using a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any industry that could otherwise affect the survey results in a particular year.

For this study, the Compensation Committee did not seek identical comparisons or specific dollar amounts. Rather, it merely requested an indication of the cost of perquisites that would represent a reasonable competitive level of perquisites for our various executive positions, which are reflected in the Hay points assigned to each position.

The table below sets forth the percentages of salary midpoints paid in lieu of perquisites, as determined by the Hay Group. The Compensation Committee approved the use of these recommendations for each of the Named Executive Officers for 2010. These amounts were paid in cash ratably throughout the year. This approach satisfied our objective of providing competitive total compensation to its Named Executive Officers while recognizing that many perquisites are largely just another form of compensation.

	(A)	(B)	(A) x (B)
	Salary	Percentage of	Amount of
	Midpoint	Salary Midpoint	Cash Paid in
	Determined by	Paid in Lieu of	Lieu of
	the	Perquisites in 2010	Perquisites
Named Executive Officer	Hay Group ($)	(%)	in 2010 ($)

Alfred M. Rankin, Jr.	$943,900	12%	$113,268
Kenneth C. Schilling	$299,500	8%	$23,960
Michael P. Brogan	$612,700	12%	$73,524
Gregory H. Trepp	$549,600	10%	$54,960
Robert L. Benson	$429,500	10%	$42,950

Incentive Compensation of Named Executive Officers

Applicable Incentive Compensation Plans. One of the principles of our compensation program is that senior management employees, including Named Executive Officers, are compensated based on the performance of the subsidiary for which the employee has responsibility or, in the case of employees of NACCO, our performance as a whole. See “— Compensation Policies and Objectives — Total Target Compensation.”

Due to the unique nature of our holding company structure, this means that the incentive compensation of the senior management employees who are employed by the Company is based on the aggregate performance of our four subsidiaries — NMHG, NA Coal, HBB and KC. However, the incentive compensation of senior executives who are employed by a subsidiary of the Company is based solely on the performance of that particular subsidiary.

The table below identifies the employer of each of the Named Executive Officers, as well as the name of each of the incentive compensation plans in which the Named Executive Officer participated during 2010:

Name	Employer	Incentive Compensation Plan Name

Alfred M. Rankin, Jr.	NACCO	NACCO Short-Term Plan NACCO Long-Term Plan

Kenneth C. Schilling	NACCO	NACCO Short-Term Plan NACCO Long-Term Plan

Michael P. Brogan	NMHG	NMHG Short-Term Plan NMHG Long-Term Plan

Gregory H. Trepp	HBB	HBB Short-Term Plan HBB Long-Term Plan

Robert L. Benson	NA COAL	NA Coal Short-Term Plan NA Coal Long-Term Plan

Overview. A significant portion of the compensation of each Named Executive Officer is linked directly to the attainment of specific corporate financial and operating targets. The Compensation Committee believes that the Named Executive Officers should have a material percentage of their compensation contingent upon the performance of the Company and/or its subsidiaries.

The performance criteria and target performance levels for the incentive plans are established within the Compensation Committee’s discretion, and are generally based upon management’s recommendations as to the performance objectives of the particular business for the year. Two types of performance targets are used in the incentive compensation plans:

•	Targets Based on Annual Operating Plan. Certain performance targets are based on forecasts contained in each subsidiary’s 2010 annual operating plan. With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria.

•	Targets Based on Long-Term Goals. Other performance targets are not based on the 2010 annual operating plans. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the annual operating plan, it is possible in any given year that the level of expected performance may be above or below the specified performance target for that year. Return on total capital employed, which we refer to as ROTCE, is an example of a target that is based on long-term goals (see below).

Each Named Executive Officer is eligible to receive a short-term cash incentive payment and a long-term incentive award based on a target incentive amount that is expressed as a percentage of salary midpoint. However, the final, actual payout may be higher or lower than the targeted amount, as explained in further detail below.

Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics. Section 162(m) of the Internal Revenue Code, which we refer to as Code Section 162(m), provides that we may not deduct compensation of more than $1 million that is paid to the Named Executive Officers (other than Mr. Schilling) unless that compensation consists of “qualified performance-based compensation.” The performance-based exception to Code Section 162(m) requires that deductible compensation be paid under a plan that has been approved by our stockholders. In order to comply with Code Section 162(m), we obtained stockholder approval in 2010 of the following incentive compensation plans, which we collectively refer to as the 162(m) Plans:

•	The NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (amended and restated effective February 1, 2010), referred to as the NACCO Long-Term Plan;

•	The NACCO Industries, Inc. Annual Incentive Compensation Plan (effective January 1, 2010), referred to as the NACCO Short-Term Plan;

•	The NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (effective January 1, 2010), referred to as the NMHG Long-Term Plan;

•	The Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (effective January 1, 2010), referred to as the HBB Long-Term Plan; and

•	The North American Coal Corporation Annual Incentive Compensation Plan (effective January 1, 2010), referred to as the NA Coal Long-Term Plan.

See “— Tax and Accounting Implications — Deductibility of Executive Compensation” on page 49 for additional information about our philosophy on structuring our incentive compensation plans for tax purposes.

In order to ensure that the incentive compensation payments to the Named Executive Officers under the 162(m) Plans would count as qualified performance-based compensation and would be deductible under Code Section 162(m), the Compensation Committee adopted performance targets under the 162(m) Plans that were designed to meet the requirements for qualified performance-based compensation under Code Section 162(m). Specifically, for 2010, the Compensation Committee adopted minimum and maximum ROTCE performance targets under each of the 162(m) Plans. In each case, ROTCE is calculated as described below or in the same manner as described below under “— Incentive Compensation of Named Executive Officers — ROTCE Methodology and Explanation,” including the adjustments for non-recurring and special items.

For each 162(m) Plan, we establish a payment pool based on actual results against the maximum ROTCE performance targets. The chosen minimum ROTCE target must be met in order for any payment to be permitted, and any payment pool to be created, under a particular 162(m) Plan. The maximum ROTCE target is used to establish a maximum limit, and a maximum payment pool, for awards that can be paid to each participant under a particular 162(m) Plan for the 2010 performance period. For 2010, ROTCE results were at or above the applicable maximum ROTCE target and resulted in a maximum payment pool of 150% of target under all 162(m) Plans (200% under the NACCO Long-Term Plan).

The Compensation Committee then considered actual results against underlying financial and operating performance measures for each of our subsidiaries and exercised “negative discretion,” as permitted under Code Section 162(m), to determine the final, actual incentive compensation payment for each participant. These underlying financial and operating performance measures reflect the achievement of our specified business goals for 2010 (for those targets that are based on the subsidiaries annual operating plans) or for future years (for those targets that are based on long-term goals), as further described below.

ROTCE Methodology and Explanation. For 2010, a substantial portion of the short-term incentive compensation and long-term incentive compensation for our employees depended on the extent to which our ROTCE performance met long-term financial objectives. The Compensation Committee views the ROTCE performance targets as stockholder protection rates of return. They reflect the Compensation Committee’s belief that our stockholders are entitled to at least a certain rate of ROTCE for each of our subsidiaries and the Company overall. Accordingly, as a measure of protection for our stockholders, performance against the

ROTCE rates of return, rather than based on cyclical movements in our stock price, should determine the payouts for a portion of our incentive compensation plans.

The ROTCE targets used for incentive compensation purposes reflect our long-term corporate objectives. They are not based on ROTCE operating targets established by management and contained in our five-year long-range business plan or the long-term subsidiary financial objectives (although there is a connection between them). The ROTCE performance targets that were established by the Compensation Committee to determine the final, actual incentive compensation payments under the 2010 incentive compensation plans represent the financial performance that the Compensation Committee believes we should deliver over the long-term, not the performance expected in the current year or the near-term.

The members of the Compensation Committee consider the following factors together with their general knowledge of each of our industries and businesses, including the historical results of operations and financial positions of the subsidiaries and the Company overall, to determine the ROTCE performance targets for the Company and the subsidiaries:

•	forecasts of future operating results and the business models for the next several years (including the annual operating plans for the current fiscal year and our five-year long-range business plans);

•	anticipated changes in the industries and businesses that affect ROTCE (e.g., the amount of capital required to generate a projected level of sales); and

•	the potential impact a change in the ROTCE performance target would have on the ability to incentivize our employees.

The Compensation Committee reviews these factors annually and, unless the Compensation Committee concludes that changes in these factors warrant an increase or decrease in the ROTCE performance targets, the ROTCE performance targets generally remain the same from year to year. The ROTCE performance targets have been adjusted in the past from time to time. When made, these periodic adjustments generally have reflected:

•	a subsidiary’s expected ability to take advantage of anticipated changes in industry dynamics over the longer term;

•	the anticipated impact of programs (such as layoffs and restructurings) on future profitability of a subsidiary’s business;

•	the anticipated impact of economic conditions on a subsidiary’s business;

•	major accounting changes; and

•	the anticipated impact over time of changes in a subsidiary’s business model on the subsidiary’s business.

The ROTCE targets that were used in the 162(m) Plans to establish the minimum and maximum incentive payment pools for tax deductibility purposes were reduced in 2010 from the general ROTCE targets that were in effect under certain incentive plans in 2009 and prior years. However, the ROTCE targets that were used in the other incentive compensation plans, and the underlying ROTCE targets that were used by the Compensation Committee using negative discretion to determine final, actual payouts for participants under the 162(m) Plans, remained essentially unchanged from the targets that were used in 2009 and prior years.

After our year-end financial results are finalized, actual ROTCE performances are compared against the ROTCE performance targets and, using the pre-established formulas, used to determine both (i) the maximum payment pool under the 162(m) Plans for the year and (ii) the final, actual incentive compensation payouts under the incentive plans for the year. As a result, ROTCE serves as both a metric for tax deductibility to establish maximum potential incentive amounts and as a metric for underlying performance to determine final incentive compensation payout amounts. ROTCE is calculated for both of these purposes as follows:

Earnings Before Interest After-Tax after adjustments
divided by
Total Capital Employed after adjustments

Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 38% for taxes, plus net income from continuing operations attributable to stockholders, which we refer to as net income. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders’ equity less (ii) average consolidated cash. For purposes of the NACCO Short-Term Plan and NACCO Long-Term Plan, average debt, stockholders’ equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen.

ROTCE is calculated from the Company or subsidiary financial statements using average debt, average stockholders’ equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items.

Following is the calculation of our consolidated ROTCE for purposes of the NACCO Short-Term Plan and NACCO Long-Term Plan for 2010:

2010 Net income	$79.5
Plus: 2010 Interest expense, net	$24.8
Less: Income taxes on 2010 interest expense, net at 38%	$(9.4)

Earnings Before Interest After-Tax	$94.9

2010 Average stockholders’ equity (12/31/2009 and each of 2010’s quarter ends)	$405.6
2010 Average debt (12/31/2009 and each of 2010’s quarter ends)	$404.6
Less: Average cash (12/31/2009 and each of 2010’s quarter ends)	($247.5)

Total Capital Employed	$562.7

ROTCE (Before Adjustments)	16.9%

Plus: Adjustments to Earnings Before Interest After-Tax	$21.7
Plus: Adjustments to Total Capital Employed	$22.2

ROTCE (After Adjustments)	19.9%

Adjustments to the ROTCE calculation under our incentive plans are non-recurring or special items that are generally established by the Compensation Committee at the time the ROTCE targets are set. For 2010, the ROTCE adjustments related to:

•	the after-tax impact of certain non-core operations;

•	the after-tax impact of subsidiary restructuring costs;

•	the after-tax impact of subsidiary acquisition, disposition or related costs and expenses;

•	the after-tax impact of unsuccessful merger costs related to the failed transaction between HBB and Applica Incorporated;

•	the after-tax impact of environmental expenses or early lease termination expenses in excess of those included in the 2010 annual operating plan;

•	the elimination of the tax cost of repatriating earnings from foreign subsidiaries in excess of that included in the 2010 annual operating plan;

•	the after-tax impact of refinancing costs; and

•	the after-tax impact of the change in target incentive compensation approved by the Compensation Committee for 2010.

The Compensation Committee determined that these non-recurring or special items would be incurred in connection with improving our operations and, as a result, these items should not adversely affect incentive compensation payments, as the actions or events were beneficial to us or were generally not within the employees’ control. Other examples of adjustments that have been made in the past include the after-tax impact of costs related to reductions in force, product recall expenses, tangible or intangible asset impairment charges and penalties.

We do not disclose the ROTCE performance targets that were established by the Compensation Committee for purposes of the 2010 incentive compensation plans because they would reveal competitively sensitive long-term financial information, as well as our long-range business plans, to both our competitors and our customers. The Compensation Committees expected that the minimum and maximum ROTCE targets established under the Code Section 162(m) Plans would be met in 2010, but such targets were not so low that the result was guaranteed. However, the Compensation Committees did not expect that the other ROTCE targets (with the exception of the ROTCE targets under the NA Coal and HBB plans) would be met in 2010.

Short-Term Incentive Compensation

In General. All of our short-term incentive compensation plans, which we refer to as short-term plans, follow the same basic pattern for award determination:

•	target awards for each executive are equal to a specified percentage of the executive’s 2010 salary midpoint, based on the number of Hay points assigned to the position and the Hay Group’s recommendations regarding an appropriate level of short-term incentive compensation at that level;

•	each short-term plan has a one-year performance period;

•	generally, payments under the short-term plans may not exceed 150% of the target award levels;

•	payouts to the Named Executive Officers under the short-term plans are determined after year-end by comparing the Company’s or subsidiary’s actual performance to the pre-established performance targets that were set by the Compensation Committee;

•	the Compensation Committee, in its discretion, may decrease awards;

•	for participants other than the Named Executive Officers in the 162(m) Plans, the Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so; and

•	awards are paid annually in cash and are immediately vested when paid.

For 2010, the short-term plans were designed to provide target short-term incentive compensation to the Named Executive Officers of between 40% and 100% of salary midpoint, depending on the Named Executive Officer’s position.

The table below shows the short-term target awards and payouts approved by the Compensation Committee for each Named Executive Officer for 2010:

				(D)
		(B)		Short-Term
		Short-Term		Plan Payout
	(A)	Plan Target	(C) = (A) x (B)	as a % of	(C) x (D)
	2010	as a % of Salary	Short-Term	Salary	Short-Term
Named Executive Officer	Salary	Midpoint	Plan Target	Midpoint	Plan Payout
and Short-Term Plan	Midpoint	(%)	($)	(%)	($)(1)

Alfred M. Rankin, Jr. (NACCO Short-Term Plan)	$943,900	100%	$943,900	110.8%	$1,045,841

Kenneth C. Schilling (NACCO Short-Term Plan)	$299,500	40%	$119,800	44.3%	$132,738

Michael P. Brogan (NMHG Short-Term Plan)	$612,700	70%	$428,890	64.2%	$393,292

Gregory H. Trepp (HBB Short-Term Plan)	$549,600	60%	$329,760	77.7%	$427,039

Robert L. Benson (NA Coal Short-Term Plan)	$429,500	55%	$236,225	74.3%	$319,200

(1)	As shown in the calculations below, the final payout percentages under the various short-term plans, as applied to the Named Executive Officers, were; 110.8% under the NACCO Short-Term Plan; 91.7% under the NMHG Short-Term Plan; 129.5% under the HBB Short-Term Plan and 135.1% under the NA Coal Short-Term Plan.

As described in more detail below, the Compensation Committee considered the factors described above under “— Overview of Executive Compensation Methodology” and adopted performance criteria and target performance levels upon which the short-term plan awards were based.

Refer to “— Employment and Severance Agreements and Change in Control Payments” below for a description of the impact of a change in control on short-term plan awards.

NMHG Short-Term Incentive Compensation. The following table summarizes the performance criteria established by the Compensation Committee for 2010 under the NMHG Short-Term Plan to determine final, actual incentive compensation payments:

				(B)
	(A)		Performance	Achievement	(A) x (B)
Performance Criteria	Weighting	Performance Target	Results	Percentage(1)	Payout Factor

Operating Profit Dollars	30%	$23,000,000	$48,377,980	150.0%	45.0%

Operating Profit Percentage	25%	(2)	(2)	18.9%	4.7%

NMHG ROTCE	15%	(3)	(3)	108.0%	16.2%

Americas Market Share	15%	(2)	(2)	150.0%	22.5%

Europe Market Share	9%	(2)	(2)	150.0%	13.5%

Asia-Pacific Market Share	5%	(2)	(2)	0%	0%

Japan Market Share	1%	(2)	(2)	0%	0%

Negative Discretion Applied					(10.2%)(4)

Final Payout Percentage					91.7%(4)

(1)	The achievement percentage is based on the formula contained in the underlying performance guidelines adopted by the Compensation Committee. The formula does not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	This table does not disclose the NMHG operating profit percentage or market share targets or results due to the competitively sensitive nature of that information. The operating profit target used for incentive compensation purposes reflects long-term corporate objectives and is not based on the target established by management and contained in NMHG’s five-year long-range business plan or the long-term NMHG financial objectives (although there is a connection between them). For 2010, the NMHG Compensation Committee did not expect NMHG to meet the operating profit percentage target, but did expect NMHG to meet the market share targets under the NMHG Short-Term Plan.

(3)	NMHG ROTCE is calculated in the same manner as shown above under “— Incentive Compensation of Named Executive Officers — ROTCE Methodology and Explanation” (including the adjustments for the non-recurring or special items). NMHG did not adopt any short-term compensation plans in 2009, so there is no comparison available for the NMHG ROTCE target. For 2010, the NMHG Compensation Committee did not expect the NMHG ROTCE performance to exceed the target for the NMHG Short-Term Plan.

(4)	In addition to the performance targets shown above, the Compensation Committee also adopted a consolidated operating profit threshold of $18,000,000, plus an additional EBITDA of $5,000,000 before any incentive payments would be made. For 2010, NMHG earned $48,377,980 in adjusted operating profit, which satisfied these payment conditions. Application of the performance factors initially resulted in a performance payout factor of 101.9%. As permitted under the terms of the plan, the NMHG Compensation Committee used negative discretion to decrease the performance payout factor by 10% of the sub-total (or 10.2%), to reflect the payment of increased profit sharing contributions to all eligible employees, for a final performance factor of 91.7% of short-term incentive compensation target for participants who are classified as corporate participants under the plan, including Mr. Brogan. This final performance factor was less than the maximum 150% under the 162(m) payment pool.

HBB Short-Term Incentive Compensation. The following table summarizes the performance criteria established by the Compensation Committee for 2010 under the HBB Short-Term Plan to determine final, actual incentive compensation payments:

				(B)
	(A)	Performance	Performance	Achievement	(A) x (B)
Performance Criteria	Weighting	Target	Results	Percentage(1)	Payout Factor

Net Income	30%	$18,625,000	$24,951,713	150.0%	45.0%

Net Sales	30%	$488,672,000	$515,666,000	127.0%	38.1%

HBB ROTCE(2)	15%	(2)	(2)	150.0%	22.5%

Operating Profit Percentage	25%	(3)	(3)	95.5%	23.9%

Final Payout Percentage					129.5	%(4)

(1)	The achievement percentage is based on the formula contained in the underlying performance guidelines adopted by the Compensation Committee. The formula does not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	HBB ROTCE is calculated in the manner as shown above under “— Incentive Compensation of Named Executive Officers — ROTCE Methodology and Explanation” (including the adjustments for the non-recurring or special items). HBB did not adopt any short-term compensation plans in 2009, so there is no comparison available for the HBB ROTCE target. For 2010, the HBB Compensation Committee expected the HBB ROTCE performance to exceed the target for the HBB Short-Term Plan.

(3)	This table does not disclose the HBB operating profit percentage target or result due to the competitively sensitive nature of that information. The operating profit target used for incentive compensation purposes reflects long-term corporate objectives and is not based on the target established by management and contained in HBB’s five-year long-range business plan or the long-term HBB financial objectives (although there is a connection between them). For 2010, the HBB Compensation Committee did not expect HBB to meet the operating profit percentage target.

(4)	For 2010, HBB performance resulted in a performance payout factor of 129.5% of short-term incentive compensation target for all participants, including Mr. Trepp. This final performance factor was less than the maximum 150% under the 162(m) payment pool.

NA Coal Short-Term Incentive Compensation. The following table summarizes the performance criteria established by the Compensation Committee for 2010 under the NA Coal Short-Term Plan to determine final, actual incentive compensation payments:

				(B)
	(A)	Performance	Performance	Achievement	(A) x (B)
Performance Criteria	Weighting	Target	Results	Percentage(1)	Payout Factor

Net Income	50%	$29,972,000	$36,404,000	143.1%	71.6%

MLMC(2) ROTCE	20%	(2)	(2)	111.7%	22.3%

New Project Development	30%	(3)	(3)	108.0%	32.4%

Corporate Payout Percentage(4)					126.3%

(1)	The achievement percentage is based on the formula contained in the underlying performance guidelines adopted by the Compensation Committee. The formula does not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	This performance factor is based on 2010 ROTCE performance of the Mississippi Lignite Mining Company, which we refer to as MLMC. MLMC operated the only mine that, at the beginning of 2010, required a capital contribution from NA Coal and whose financial results were consolidated with other NA Coal operations. MLMC ROTCE is calculated in the manner as shown above under “— Incentive Compensation of Named Executive Officers — ROTCE Methodology and Explanation” (including the adjustments for the non-recurring or special items). After reviewing the following factors, the NA Coal Compensation Committee determined that no changes should be made to the 2010 MLMC ROTCE performance target from the target that was in effect in 2009: (i) the forecasts of MLMC’s future operating results, anticipated changes in its industry and business that affect ROTCE and the impact of a change in the ROTCE performance target on its employee incentives remained substantially unchanged from 2009; and (ii) the ROTCE performance target is intended to reflect, among other things, MLMC’s anticipated long-term financial performance. For 2010, the Compensation Committee expected the MLMC ROTCE performance to exceed the target for the NA Coal Short-Term Plan.

(3)	The new project development goals are highly specific, task-oriented goals. They identify specific future projects, customers and contracts. This table does not list the new project development goals due to their competitively sensitive nature. However, NA Coal finalized a mining contract for its new Liberty Mine with Mississippi Power Company and completed contract extensions of certain Florida limerock mining contracts. NA Coal has three other mines in development stages and has announced that it expects to sell assets, primarily a dragline, to Mississippi Power Company in 2011. In addition, it successfully completed negotiations on a new operating, maintenance and administrative contract to operate a refined coal processing facility and completed an installment sale of a non-strategic uncommitted coal reserve. Finally, NA Coal made progress on international projects in India and Indonesia. Due to these and other new project successes, the Compensation Committee increased the achievement percentage for new project development from 98% to 108%.

(4)	The NA Coal Compensation Committee used negative discretion to eliminate the consideration of certain net income when calculating the net income performance results in order to avoid double counting of the income under both the NA Coal Short-Term Plan and the NA Coal Long-Term Plan, which would have resulted in over-compensating the employees. Despite this, NA Coal exceeded all of the underlying performance targets established by the Compensation Committee under the NA Coal Short-Term Plan, resulting in an initial corporate performance payout factor of 126.3%. This factor was then multiplied by the sum of each participant’s 2010 short-term award target, which determined the amount of a maximum payment sub-pool under the NA Coal Short-Term Plan. As required under the negative discretion guidelines adopted by the NA Coal Compensation Committee under the NA Coal Short-Term Plan, the maximum payment sub-pool was then allocated among eligible participants based on the application of a business unit performance factor (which did not apply to Mr. Benson) and an individual performance factor (115% for Mr. Benson). Application of the formula resulted in a final, actual short-term payment of 135.1% of short-term incentive compensation target for Mr. Benson. As required under the terms of the NA Coal Short-Term Plan, payments to all participants, including Mr. Benson, did not exceed the maximum payment sub-pool (or the maximum 150% payment Code Section 162(m) payment pool).

NACCO Short-Term Incentive Compensation. For 2010, the short-term incentive compensation for NACCO employees, including Messrs. Rankin and Schilling, was based on performance against specific business objectives of the subsidiaries for the year, as identified in each subsidiary’s short-term plan. The following table summarizes the performance criteria established by the Compensation Committee for 2010 under the NACCO Short-Term Plan, to determine final, actual incentive compensation payments:

	(A)
	Initial
	Weighting		(C)=(A) x (B)
	at	(B)	NACCO			(D)	(C) x (D)
	Subsidiary	NACCO	Payment	Performance	Performance	Achievement	Payout
Performance Criteria	Level	Weighting	Factor	Target	Result	Percentage	Factor

NMHG Consolidated Operating Profit	30%	40%	12.00%	$23,000,000	$48,377,980	150.0%	18.0%
NMHG ROTCE	15%	40%	6.00%	(1)	(1)	108.0%	6.5%
NMHG Operating Profit Percent	25%	40%	10.00%	(1)	(1)	18.9%	1.9%
NMHG Market Share
Americas	15%	40%	6.00%	(1)	(1)	150.0%	9.0%
Europe	9%	40%	3.60%	(1)	(1)	150.0%	5.4%
Asia-Pacific	5%	40%	2.00%	(1)	(1)	0.0%	0.0%
Japan	1%	40%	0.40%	(1)	(1)	0.0%	0.0%
NMHG Negative Discretion							(4.1)%
NMHG Total							36.7%

HBB Net Income	30%	25%	7.50%	$18,625,000	$24,951,713	150.0%	11.3%
HBB ROTCE	15%	25%	3.75%	(1)	(1)	150.0%	5.6%
HBB Operating Profit Percent	25%	25%	6.25%	(1)	(1)	95.5%	6.0%
HBB Net Sales	30%	25%	7.50%	$488,672,000	$515,666,000	127.0%	9.5%
HBB Total							32.4%

KC Net Income	30%	5%	1.50%	$4,457,000	$4,003,407	66.0%	1.0%
KC ROTCE	15%	5%	.75%	(2)	(2)	47.6%	0.4%
KC Operating Profit Percent	25%	5%	1.25%	(2)	(2)	57.0%	0.7%
KC Net Sales	30%	5%	1.50%	$220,973,000	$219,551,135	93.1%	1.4%
KC Positive Discretion							0.3%
KC Total							3.8%

NACoal Net Income	50%	30%	15.00%	$29,972,000	$36,404,000	143.1%	21.5%
NACoal MLMC ROTCE	20%	30%	6.00%	(1)	(1)	111.7%	6.7%
NACoal New Project Development	30%	30%	9.00%	(1)	(1)	108.0%	9.7%
NA Coal Total							37.9%

Final Payout Percentage							110.8	%(3)

(1)	Refer to the individual short-term incentive compensation charts shown above for descriptions of individual targets in subsidiary plans, reasons for non-disclosure of certain targets and the use of negative discretion.

(2)	This table does not disclose the KC ROTCE or operating profit percentage targets or results due to the competitively sensitive nature of that information. The operating profit target used for incentive compensation purposes reflects long-term corporate objectives and is not based on the target established by management and contained in KC’s five-year long-range business plan or the long-

term KC financial objectives (although there is a connection between them). For 2010, the KC Compensation Committee did not expect KC to meet the operating profit percentage target or the ROTCE target. The Compensation Committee used positive discretion to increase the KC short-term awards by 6.9% (10% of the actual achievement percentage) given the significant progress the KC management team made in 2010 in moving the business forward despite the resignation of the President in the fourth quarter of 2010.

(3)	Application of the formula resulted in a final, actual short-term payment for Messrs. Rankin and Schilling of 110.8% of short-term incentive compensation target, which is less than the maximum 150% under the Code Section 162(m) payment pool.

Long-Term Incentive Compensation

In General. The purpose of each of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive compensation plans generally require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders’ and the Named Executive Officers’ long-term interests.

The Compensation Committee believes that awards under our long-term plans promote a long-term focus on our profitability due to the holding periods under the long-term plans. Those individual Named Executive Officers who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. The executives employed by NACCO are the only long-term plan participants who are entitled to receive equity-based compensation. The Compensation Committee does not consider a Named Executive Officer’s long-term incentive awards for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.

All of the long-term incentive compensation plans, which we refer to as long-term plans, follow the same basic pattern for award determination:

•	target awards for each executive are equal to a specified percentage of the executive’s 2010 salary midpoint, based on the number of Hay points assigned to the position and the Hay Group’s recommendations regarding an appropriate level of long-term incentive compensation at that level;

•	each long-term plan has a one-year performance period;

•	awards under the long-term plans are determined after year-end by comparing the Company’s or subsidiary’s actual performance to the pre-established performance targets;

•	the Compensation Committee, in its discretion, may decrease awards;

•	for participants other than the Named Executive Officers in the 162(m) Plans, the Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so.

For 2010, the long-term plans were designed to provide target long-term incentive compensation to the Named Executive Officers of between 57.50% and 316.25% depending on the Named Executive Officer’s position.

The table below shows the long-term target awards and payouts approved by the Compensation Committee for each Named Executive Officer for 2010:

						(E)=(D)/(A)		(G)=(F)/(A)
		(B)				Cash-		Fair Market
		Long-Term				Denominated		Value of
		Plan Target			(D)	Long-	(F)	Long-Term
		as a			Cash-	Term Plan	Fair Market	Plan Payout
	(A)	Percentage		(C)=(A) x (B)	Denominated	Payout as a	Value of	as a
Named Executive	Salary	of Salary		Long-Term	Long-Term	Percentage of	Long-Term	Percentage
Officer and Long-Term	Midpoint	Midpoint		Plan Target	Plan	Salary	Plan Payout	of Salary
Plan	($)	($)		($)	Payout(2)(3)	Midpoint (%)	(3)(4)	Midpoint
Alfred M. Rankin, Jr. (NACCO Long-Term Plan) (5)	$943,900	316.25	%(1)	$2,985,084	$2,832,845	300.1%	$5,643,622	597.9%
Kenneth C. Schilling (NACCO Long-Term Plan) (5)	$299,500	57.50	%(1)	$172,213	$163,430	54.6%	$325,577	108.7%
Michael P. Brogan (NMHG Long-Term Plan)	$612,700	150.00%		$919,050	$591,868	96.6%	N/A	N/A
Gregory H. Trepp (HBB Long-Term Plan)	$549,600	105.00	%(6)	$577,080	$675,761	123.0%	N/A	N/A
Robert L. Benson (NA Coal Long-Term Plan)	$429,500	105.00%		$450,975	$548,386	127.7%	N/A	N/A

(1)	The target percentages for employees of the Company include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the NACCO Long-Term Plan awards. See “— Long-Term Incentive Compensation — NACCO Long-Term Incentive Compensation.”

(2)	As shown in the calculations below, the final payout percentages under the various long-term plans, as applied to the Named Executive Officers, were: 94.9% under the NACCO Long-Term Plan; 64.4% under the NMHG Long-Term Plan; 117.1% under the HBB Long-Term Plan and 121.6% under the NA Coal Long-Term Plan.

(3)	Awards under the NMHG Long-Term Plan, the HBB Long-Term Plan and the NA Coal Long-Term Plan are each calculated and paid in dollars. There is no difference between the amount of the cash-denominated awards and the fair market value of the awards under those plans.

(4)	Awards under the NACCO Long-Term Plan are initially denominated in dollars. The amounts shown in columns (D) and (E) reflect the dollar-denominated awards that were earned for services performed in 2010. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the Named Executive Officers of NACCO. As described in “— Long-Term Incentive Compensation — NACCO Long-Term Incentive Compensation” beginning on page 40, the dollar-denominated awards are then paid to the participants in a combination of restricted shares of Class A Common and cash. For Mr. Rankin and Mr. Schilling, 35% of the award is distributed in cash, to approximate their income tax withholding obligations for the shares, with the remaining 65% being distributed in whole shares of restricted stock. The actual number of shares of stock issued is determined by taking the dollar value of the stock component of the award and dividing it by the lower of the average share price during the 2010 performance period or the preceding calendar year. The amounts shown in columns (F) and (G) reflect the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was distributed for services performed in 2010. This amount is computed in accordance with FASB ASC Topic 718 and is the same as the amount that is disclosed in the Summary Compensation Table on page 52. The shares were valued using a grant date of February 8, 2011, the date on which the NACCO Long-Term Plan awards were approved by the Compensation Committee. The difference in the amounts disclosed in columns (D) and (F) is due to the fact that the number of shares issued was calculated using a price of $43.04 (the average share price during 2009) and the grant date fair value was calculated using a share price of $108.74 (the average of the high and low share price on February 8, 2011 when the shares were granted).

(5)	As described in more detail in note (3) to the Summary Compensation Table, certain employees of NACCO received discretionary awards under the NACCO Industries, Inc. Supplemental Long-Term Incentive Plan, which we refer to as the NACCO Supplemental Long-Term Plan, for services performed in 2009. Because those amounts do not reflect compensation earned for services performed in 2010, they are not included in this table but are disclosed below in “— Discretionary Awards Under the NACCO Supplemental Long-Term Plan for 2009 Services Granted in 2010” on page 44 and in the Summary Compensation Table on page 52.

(6)	The Hay-recommended long-term target percentage for Mr. Trepp for 2010 was 130%. However, to incentivize other HBB employees and to help ensure a full recovery for HBB’s business results for 2010, Mr. Trepp requested that his 2010 award be calculated using a long-term target percentage of 105%, deferring until 2011 the implementation of the 25% increase in his long-term target that was recommended by Hay.

Due to the nature of the NMHG, HBB and NA Coal Long-Term Plans, the awards and payments under the plans are described in both the Grants of Plan-Based Awards Table on page 56 and the Nonqualified Deferred Compensation Table on page 61. Also refer to “— Employment and Severance Agreements and Change in Control Payments” below for a description of the impact of a change in control on long-term plan awards.

NMHG and HBB Long-Term Incentive Compensation — Summary. The long-term compensation for NMHG and HBB executives is initially based on the applicable subsidiary’s consolidated ROTCE performance, which reflects the Compensation Committee’s belief that our stockholders are entitled to at least a certain rate of ROTCE for each subsidiary and that performance against that rate of return should determine the long-term incentive compensation payouts under the NMHG and HBB long-term plans.

At the beginning of 2010, the Compensation Committee set a consolidated ROTCE performance target and a performance period of one year for the awards under the NMHG Long-Term Plan, and the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (Effective January 1, 2010), which is referred to as the HBB Long-Term Plan. Because the consolidated ROTCE performance target is based on the stockholder protection rate of return rather than the subsidiary’s current-year annual operating plan, it is possible that in any given year the expected actual level of performance for the year could be higher or lower than the consolidated ROTCE performance target for that year.

Consistent with the methodology used for our short-term 162(m) Plans, we establish a payment pool based on actual results against the maximum ROTCE performance targets. For 2010, because ROTCE results were above the maximum consolidated ROTCE performance target, the NMHG and HBB Long-Term Plans each had a maximum payment pool of 150%. The maximum consolidated ROTCE performance target under each plan for 2010 was reduced from the targets that were in effect in prior years due to the Compensation Committee’s expectations regarding the time it would take the Company to recover from the severe economic downturn that began in late 2008. Although the Compensation Committee expected that the applicable maximum ROTCE targets would be met in 2010, the targets were not set so low that the result was guaranteed.

The Compensation Committee then considers actual results against underlying financial and operating performance measures for NMHG or HBB, as applicable, and exercises “negative discretion,” as permitted under Code Section 162(m), to determine the final, actual long-term incentive compensation payment for each participant out of the maximum payment pool. These underlying financial and operating performance measures reflect the achievement of specified business goals for 2010, as further described below. For more information about our use of ROTCE performance targets for tax deductibility purposes, see “— Incentive Compensation of Named Executive Officers — Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics” above.

The awards granted under both plans are subject to the following rules:

•	The awards are immediately vested as of the grant date of the award (which is the January 1st following the end of the performance period).

•	Once granted, awards are not subject to any forfeiture or risk of forfeiture under any circumstances.

•	Awards approved by the subsidiary’s Compensation Committee for a calendar year are credited to separate sub-accounts established for each participant for each award year. The sub-accounts are credited with interest based on the rate earned by the Vanguard RST fixed income fund under the subsidiary’s 401(k) plan. While a participant remains actively employed, additional interest is credited based on the excess (if any) of a ROTCE-based rate over the Vanguard RST fixed income fund rate.

•	Each sub-account is paid at the earliest of death, disability, retirement, change in control or on the third anniversary of the grant date of the award.

Due to the nature of the NMHG Long-Term Plan and the HBB Long-Term Plan, the awards under the plans are described in both the Grants of Plan-Based Awards Table on page 56 and the Nonqualified Deferred Compensation Table on page 61.

NMHG Long-Term Incentive Compensation. The following table summarizes the performance criteria established by the Compensation Committee for 2010 under the NMHG Long-Term Plan to determine final, actual incentive compensation payments:

				(B)
	(A)	Performance	Performance	Achievement	(A) x (B)
Performance Criteria	Weighting	Target	Result	Percentage(1)	Payout Factor

Operating Profit Percentage	45.0%	(2)	(2)	18.9%	8.5%

NMHG ROTCE(2)	25.0%	(2)	(2)	108.0%	27.0%

Americas Market Share	15.0%	(2)	(2)	150.0%	22.5%

Europe Market Share	9.0%	(2)	(2)	150.0%	13.5%

Asia-Pacific Market Share	5.0%	(2)	(2)	0.0%	0.0%

Japan Market Share	1.0%	(2)	(2)	0.0%	0.0%

Negative Discretion Applied					(7.2%)(2)

Final Payout Percentage					64.4%(3)

(1)	The achievement percentage is based on the formula contained in the underlying performance guidelines adopted by the Compensation Committee. The formula does not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	The threshold payment requirements, operating profit percent, NMHG ROTCE and market share targets under the NMHG Long-Term Plan are the same as those used under the NMHG Short-Term Plan. Refer to the NMHG Short-Term Plan chart shown above for descriptions of the threshold payment requirements, targets, reasons for non-disclosure of certain targets and the use of negative discretion.

(3)	Application of the formula and the additional negative discretion exercised by the Compensation Committee resulted in a final, actual long-term payment for the participants classified as corporate participants under the Plan, including Mr. Brogan, of 64.4% of long-term incentive compensation target, which is less than the maximum 150% permitted under the Code Section 162(m) payment pool.

HBB Long-Term Incentive Compensation. The following table summarizes the performance criteria established by the Compensation Committee for 2010 under the HBB Long-Term Plan to determine final, actual incentive compensation payments:

				(B)
	(A)	Performance	Performance	Achievement	(A) x (B)
Performance Criteria	Weighting	Target	Result	Percentage(1)	Payout Factor

Adjusted Standard Margin	15%	(2)	(2)	124.5%	18.7%

Net Sales	15%	$500,000,000	$515,666,000	119.6%	17.9%

HBB ROTCE(3)	25%	(3)	(3)	150.0%	37.5%

Operating Profit Percentage	45%	(3)	(3)	95.5%	43.0%

Final Payout Percentage					117.1	%(4)

(1)	The achievement percentage is based on the formula contained in the underlying performance guidelines adopted by the Compensation Committee. The formula does not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	This table does not include the adjusted standard margin target or result due to the competitively sensitive nature of that information. For 2010, the HBB Compensation Committee expected HBB to meet its adjusted standard margin targets under the HBB Long-Term Plan.

(3)	The operating profit percent target under the HBB Long-Term Plan was the same as that used under the HBB Short-Term Plan. The ROTCE definition was also the same, but the target was slightly higher under the HBB Long-Term Plan. Refer to the HBB Short-Term Plan chart shown above for descriptions of the targets and reasons for non-disclosure.

(4)	For 2010, HBB performance resulted in a performance payout factor of 117.1% of long-term incentive compensation target for all participants, including Mr. Trepp, which is less than the maximum 150% permitted under the Code Section 162(m) payment pool.

NA Coal Long-Term Incentive Compensation. The NA Coal Long-Term Plan for Years 2006 to 2015 has a ten-year term and is in effect from 2006 through 2015. The plan uses economic value of income of current and new projects as the performance criteria because the NA Coal Compensation Committee believes it is a more accurate reflection of the rate of return in NA Coal’s business, where a substantial portion of revenue is based on long-term contracts and projects. As described below, awards under the NA Coal Long-Term Plan also generally have a holding period of ten years.

NA Coal Long-Term Plan awards are based on a formula consisting of three component targets: new project factor (40%); annual factor (30%); and cumulative factor (30%). Each of these components is described in detail below.

•	New Project Factor. When the plan was established in 2006, the NA Coal Compensation Committee set a target dollar level of the “present value appreciation” that was to be earned by new projects obtained during the entire ten-year plan term. Value appreciation for a new project is determined based on the economics of the project. For example, the present value appreciation will be determined based on the forecasted net income and cost of capital over the life of the contract (which could be 40 years) based on the contract terms, including a present value calculation over the life of the contract. During the year the new project comes into existence, the value appreciation of that project for the ten-year term of the NA Coal Long-Term Plan (or the remainder thereof) is taken into account under the new project factor portion of the NA Coal Long-Term Plan and compared to the target that was initially set by the Committee in 2006.

•	Annual Factor. When the plan was established, the NA Coal Compensation Committee listed each NA Coal project that was in effect at that time. Using the existing contractual terms for each project, as shown in NA Coal’s five-year business plan that was in effect in 2006 and forecasting the results out for another five years, the Compensation Committee established annual net income targets and forecasted capital expenditure targets for each project for each year from 2006 through 2015. Each year, the Committee compares the actual net income and actual capital charges for each project against these previously established targets to determine whether the pre-established targets have been satisfied.

•	Cumulative Factor. When the plan was established, the Compensation Committee used the same five-year business plan and forecasting for the same projects to establish cumulative net income targets and cumulative forecasted capital expenditure targets for the same projects for each and every year during the ten-year term of the plan. Each year, the Committee compares the actual cumulative net income and actual capital charges for each project against these previously established targets to determine whether the pre-established targets have been satisfied.

If the NA Coal Compensation Committee determines in any year, which we refer to as an Adjustment Year, that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year’s New Project Factor will reduce the New Project Factor in the Adjustment Year, which we refer to as the New Project Adjustment. If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year.

At the start of each year during the ten-year term of the NA Coal Long-Term Plan, participants are granted dollar denominated award targets. Award targets are based on a percentage of each participating executive’s salary midpoint. For 2010, the award target was designed to provide target compensation of 105% of salary midpoint for Mr. Benson, based on the recommendation of the Hay Group.

Following the end of the year, final awards for each participant are determined by adjusting the award target by the Annual Factor, the Cumulative Factor and the New Project Factor. In addition, the New Project Adjustment is made, if applicable. The NA Coal Compensation Committee, in its discretion, may also increase or decrease awards under the plan and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards.

For 2010, payments were initially calculated in accordance with a formula that is based on the pre-established performance goals described above. In 2010, the NA Coal Compensation Committee used negative discretion in calculations relating to the new Liberty Mine in Mississippi due to the fact that the completion of the project is still contingent on resolving legal challenges to regulatory approvals.

The awards for Mr. Benson and other eligible NA Coal employees were based on the performance criteria and final performance results shown in the following table:

Performance Criteria	Weighting	Payout Factor

New Project Factor	40%	98.4%
Annual Factor	30%	14.3%
Cumulative Factor	30%	8.9%
Final Payout Percentage (1)		121.6%

(1)	This table does not include the performance targets or results due to the competitively sensitive nature of that information. The Compensation Committee did not expect that any of the performance targets would be met in 2010.

The final awards are then credited to participants’ accounts under the NA Coal Long-Term Plan. Account balances are credited with interest based on the average monthly rate of ten-year U.S. Treasury notes. Participants become vested in their accounts at the rate of 20% per year, commencing with the first year in which they are granted an award target. However, participants are automatically 100% vested on the earliest of:

•	December 31, 2015;

•	a change in control;

•	termination of employment on account of death or disability; or

•	retirement at or after age 55 with at least ten years of service.

The account balance is payable in cash from general assets of NA Coal upon the earliest of the dates described in the prior paragraph; provided, however, that awards attributable to the Liberty Fuels Kemper County IGCC Project are subject to special payment rules and conditions.

NACCO Long-Term Incentive Compensation. We maintain two equity-based long-term incentive compensation plans for NACCO executives:

•	NACCO Long-Term Plan. The NACCO Long-Term Plan used the Company’s consolidated ROTCE to determine the minimum and maximum payment pools. The Compensation Committee then used negative discretion using the performance of the Company’s subsidiaries compared to the performance criteria established under their long-term plans to determine the final, actual payouts under the NACCO Long-Term Plan.

•	NACCO Supplemental Long-Term Plan. Under the NACCO Supplemental Long-Term Plan, the Compensation Committee has the flexibility to provide additional compensation for outstanding results and extraordinary personal effort.

Under both the NACCO Long-Term Plan and the NACCO Supplemental Long-Term Plan, the executive is effectively required to invest the non-cash portion of the payout in the Company for up to ten years. This is because, as discussed below, the shares awarded generally may not be transferred for ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based upon the value of the shares of Class A Common. The value of the award is enhanced as the value of the shares of Class A Common increases or is reduced as the value of the shares of Class A Common decreases. Thus, the awards provide the executives with an incentive over the ten-year period to increase the value of the Company, which is expected to be reflected in the increased value of the shares of Class A Common. As a result of the annual equity grants under the NACCO Long-Term Plan and the corresponding transfer restrictions, the number of shares of Class A Common that an executive holds generally increases each year. Consequently, the executives of the Company will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of the Named Executive Officers of the Company with those of other stockholders.

Long-term compensation for NACCO executives under the NACCO Long-Term Plan is initially based on the Company’s consolidated ROTCE performance, which reflects the Compensation Committee’s belief that the Company and its stockholders are entitled to at least a certain rate of ROTCE for the Company overall and that performance against that rate of return should determine the long-term incentive compensation payouts under the NACCO Long-Term Plan.

At the beginning of 2010, the Compensation Committee set a consolidated ROTCE performance target and a performance period of one year for the awards under the NACCO Long-Term Plan. The consolidated ROTCE performance target for the NACCO Long-Term Plan for 2010 was reduced from the consolidated ROTCE performance target that was in effect during 2009 due to the Compensation Committee’s expectations regarding the time it would take the Company to recover from the severe economic downturn that began in late 2008. Although the Compensation Committee expected that the ROTCE target would be met in 2010, the target was not set so low that the result was guaranteed. Because the consolidated ROTCE performance target is based on the stockholder protection rate of return rather than the Company’s current-year annual operating plan, it is possible that in any given year the expected actual level of performance for the year could be higher or lower than the consolidated ROTCE performance target for that year. Consistent with the methodology for the short-term 162(m) Plans described above, we establish a payment pool based on actual results against the maximum consolidated ROTCE performance target. For 2010, ROTCE results at or above the maximum consolidated ROTCE performance target resulted in a maximum payment pool at a level of 200%.

The Compensation Committee then considers actual results against underlying financial and operating performance measures for each of the Company’s subsidiaries and exercises “negative discretion,” as permitted under Code Section 162(m), to determine the final, actual long-term incentive compensation payment for each participant out of the payment pool. These underlying financial and operating performance measures reflect the achievement of specified business goals for 2010, as determined under the subsidiary long-term plans and as further described below. For more information about our use of ROTCE performance targets for tax deductibility purposes, see “— Incentive Compensation of Named Executive Officers — Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics” above.

The Compensation Committee also set dollar-denominated award targets for all of the executive officers in the NACCO Long-Term Plan at the beginning of the year. The awards are expressed in a dollar amount equal to a percentage of the participant’s salary midpoint based on the number of Hay points assigned to the executive’s position and the Hay Group’s long-term incentive compensation recommendations for that Hay point level. Long-term plan award targets for Messrs. Rankin and Schilling are designed to provide target long-term incentive compensation of 275% and 50% of their salary midpoints, respectively. These amounts are then increased by 15% to 316.25% and 57.50%, respectively, to account for the immediately taxable nature of the long-term plan awards. These amounts are reflected in the table below.

Generally, the dollar-denominated payments under the NACCO Long-Term Plan will not exceed 200% of the award target. The Compensation Committee retains discretionary authority to increase or decrease the amount of any award that would otherwise be payable to a participant or to approve the payment of awards where the Company’s performance would otherwise not meet the minimum criteria set for payment of awards (except awards for Mr. Rankin, which may only be decreased).

Final dollar-denominated awards are paid to the participants in a combination of shares of Class A Common and cash, with the cash amount approximating the income tax withholding obligations of the participants for the shares. For Messrs. Rankin and Schilling, approximately 65% of each award is distributed in shares of Class A Common. For 2010, other senior management employees could elect whether to receive 65% or 50% of their awards in the form of restricted shares. The actual number of shares of Class A Common issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by the average share price. For this purpose, the average share price is the lesser of:

•	the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the year preceding the start of the performance period (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the performance period); or

•	the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the performance period.

The average closing price of Class A Common during 2009 was $43.04 per share, while the average closing price of Class A Common during 2010 was $85.56 per share. The number of shares issued to participants under the NACCO Long-Term Plan was determined using the $43.04 share price. The fair market value of the shares issued was based on a share price of $108.74, the average of the high and low price on February 8, 2011, the date the stock was issued. This is the amount that is shown in the Summary Compensation Table.

The awards are fully vested when granted and the participants have all of the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the shares of Class A Common. The full amount of each final award, including the fair market value of the shares of Class A Common on the date of grant, is fully taxable to the participant.

The shares of Class A Common that are issued are subject to transfer restrictions that generally lapse on the earliest to occur of:

•	the date which is ten years after the last day of the performance period;

•	the date of the participant’s death or permanent disability; or

•	five years (or earlier with the approval of the Compensation Committee) from the date of retirement.

The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so.

The following table summarizes the performance criteria (each of which mirrors the performance criteria that were used under the subsidiary long-term incentive plans) established by the Compensation Committee for 2010 under the NACCO Long-Term Plan to determine final, actual incentive compensation payments:

	(A)
	Initial
	Weighting	(B)	(C) = (A) x (B)			(D)	(C) x (D)
	Subsidiary	NACCO	NACCO	Performance	Performance	Achievement	Payout
Performance Criteria	Level	Weighting	Payment Factor	Target	Result	Percentage	Percentage
NMHG ROTCE	25%	40%	10.00%	(1)	(1)	108.0%	10.8%
NMHG Operating	45%	40%	18.00%	(1)	(1)	18.9%	3.4%
Profit Percent
NMHG Market Share
Americas	15%	40%	6.00%	(1)	(1)	150.0%	9.0%
Europe	9%	40%	3.60%	(1)	(1)	150.0%	5.4%
Asia-Pacific	5%	40%	2.00%	(1)	(1)	0.0%	0.0%
Japan	1%	40%	0.40%	(1)	(1)	0.0%	0.0%
NMHG Negative							(2.9)%
Discretion
NMHG Total							25.7%

HBB Adjusted	15%	25%	3.75%	(1)	(1)	124.5%	4.7%
Standard Margin
HBB ROTCE	25%	25%	6.25%	(1)	(1)	150.0%	9.4%
HBB Operating	45%	25%	11.25%	(1)	(1)	95.5%	10.7%
Profit Percent
HBB Net Sales	15%	25%	3.75%	$500,000,000	$515,666,000	119.6%	4.5%
HBB Total							29.3%

KC Adjusted Gross	15%	5%	0.75%	(2)	(2)	76.4%	0.6%
Profit
KC ROTCE	25%	5%	1.25%	(2)	(2)	47.6%	0.6%
KC Operating Profit	45%	5%	2.25%	(2)	(2)	57.0%	1.3%
Percent
KC Net Sales	15%	5%	0.75%	$221,000,000	$219,551,135	79.3%	0.6%
KC Positive							0.3%
Discretion
KC Total							3.4%

NACoal Annual Factor	30%	30%	9.00%	(1)	(1)	(1)	4.3%
NACoal Cumulative	30%	30%	9.00%	(1)	(1)	(1)	2.7%
Factor
NACoal New Project	40%	30%	12.00%	(1)	(1)	(1)	29.5%
Factor
NA Coal Total							36.5%

Final Payout							94.9%(3)
Percentage

(1)	See the individual subsidiary long-term incentive compensation tables above for descriptions of individual targets in subsidiary plans, reasons for non-disclosure of certain targets and the use of discretion.

(2)	This table does not disclose the KC adjusted gross profit, ROTCE or operating profit percentage targets or results due to the competitively sensitive nature of that information. For 2010, the KC Compensation Committee expected KC to meet the adjusted gross profit percentage target but did not expect KC to meet the ROTCE target or the operating profit percent target. The Compensation Committee used positive discretion to increase the KC long-term awards by 6.1% (10% of the actual achievement percentage) given the significant progress the KC management team made in 2010 in moving the business forward despite the resignation of the President in the fourth quarter of 2010.

(3)	Application of the formula resulted in a final, actual short-term payment for Messrs. Rankin and Schilling of 94.9% of long-term incentive target, which is less than the maximum 200% permitted under the Code Section 162(m) maximum payment pool.

As described in more detail in “Other Compensation of Named Executive Officers — Discretionary Awards Under NACCO Supplemental Long-Term Plan for 2009 Services Granted in 2010” and note (3) to the Summary Compensation Table, certain Company employees received awards under the NACCO Supplemental Long-Term Plan in 2010, for services performed during 2009. However, the Compensation Committee did not grant any awards under the NACCO Supplemental Long-Term Plan for services performed during 2010.

Other Compensation of Named Executive Officers

Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to the executive officers, including the Named Executive Officers, in addition to the short-term and long-term incentive plan compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company, particularly when such achievement or service is not reflected in the performance criteria established under the Company’s short-term and long-term incentive compensation plans. No discretionary cash bonuses were awarded for 2010 performance.

Discretionary Awards under the NACCO Supplemental Long-Term Plan for 2009 Services Granted in 2010. Under the NACCO Supplemental Long-Term Plan, the Compensation Committee has the flexibility to provide additional equity compensation, with a corresponding cash component for outstanding results and extraordinary personal effort. The NACCO Supplemental Long-Term Plan is discussed in more detail above under the heading “— Long-Term Incentive Compensation — NACCO Long-Term Compensation.”

As described in the Company’s 2010 proxy statement, the Compensation Committee reduced the award opportunity under the Company’s Long-Term Plan for 2009 based on economic conditions and forecasted results. The target awards for 2009 under the NACCO Long-Term Plan were limited to 25% of a participant’s target amount. Based on the outstanding performance by NA Coal and better-than-forecasted results at HBB and KC in 2009, the Compensation Committee determined that additional long-term compensation was warranted. The Committee therefore granted discretionary awards to the executive officers of the Company, including Messrs. Rankin and Schilling, under the NACCO Supplemental Long-Term Plan for services performed in 2009. The awards were equal to a specified number of shares of Class A Common, which varied depending on the participant’s Hay salary grade. Mr. Rankin received an award of 12,000 shares of Class A Common and Mr. Schilling received an award of 1,000 shares of Class A Common. The shares were awarded in 2010 and were subject to the same transfer restrictions as the shares awarded under the NACCO Long-Term Plan. In accordance with the terms of the NACCO Supplemental Long-Term Plan, Messrs. Rankin and Schilling each also received a corresponding cash payment in 2010 in the amount of $278,105 and $23,175, respectively, which approximated the income tax withholding obligations of Messrs. Rankin and Schilling for the shares. Under FASB ASC Topic 718, the grant date of the share portion of the 2009 awards under the NACCO Supplemental Long-Term Plan was January 29, 2010. Therefore, the share portion of the discretionary awards under the NACCO Supplemental Long-Term Plan for 2009 are required to be shown in the 2010 Summary Compensation Table. However, the cash portion of the award was reflected in the 2009 Summary Compensation Table. A reconciliation of these awards (allocating them to the year in which they were earned, rather than the year in which they were paid) is reflected in note (3) to the Summary Compensation Table. See “— Summary Compensation Table” on page 52.

Retirement Plans. The material terms of the various retirement plans are described in the narratives following the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Pension Plans. The Company no longer provides any defined benefit pensions to the Named Executive Officers, although the previously frozen defined benefit pensions for NA Coal employees, including Mr. Benson, are increased by annual cost-of-living adjustments, which we refer to as COLAs.

Defined Contribution Plans. We provide the Named Executive Officers and most other employees in the United States with defined contribution retirement benefits. Employer contributions under the defined contribution retirement plans are calculated under formulas that are designed to provide employees with competitive retirement income. The Compensation Committee believes that the target level of retirement benefits gives us the opportunity to attract and retain talented management employees at the senior executive level and below.

For the Company and all subsidiaries other than NA Coal, additional employer contributions may be made in the form of profit sharing contributions, depending on the performance of the Company and/or its subsidiaries. In general, if the Company and/or those subsidiaries perform well, the amount of the profit sharing contribution increases. The additional profit sharing contributions for NACCO and NMHG were suspended for 2010.

With the exception of a portion of the retirement benefits that are provided to Messrs. Rankin and Brogan, the Named Executive Officers and other executive officers receive the same retirement benefits as all other similarly-situated employees. However, the benefits that are provided to the Named Executive Officers and other executive officers are provided under a combination of qualified and nonqualified retirement plans, while the benefits that are provided to other employees are provided generally only under qualified plans. The nonqualified retirement plans generally provide the executive officers with the retirement benefits that would have been provided under the qualified plans, but that cannot be provided due to various Internal Revenue Service regulations and limits and non-discrimination requirements.

The defined contribution retirement benefits generally consist of a combination of employee deferrals, employer matching contributions on the employee deferrals, minimum employer retirement contributions and, with the exception of NA Coal, additional employer profit sharing contributions that are made only if the Company and/or such subsidiaries meet certain pre-established performance criteria.

The plans of NACCO, NA Coal and NMHG each contain the following three types of benefits:

•	401(k) benefits;

•	matching benefits; and

•	profit sharing benefits.

HBB’s plans contain 401(k) benefits and profit sharing benefits. However, in lieu of matching benefits, the HBB plans contain an automatic non-elective 3% employer contribution in order to qualify as a “safe harbor” plan.

The “compensation” that is taken into account under the plans generally includes base salary and annual incentive payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. However, for all benefits under the HBB plans, other than profit sharing benefits, short-term incentive payments are also excluded.

Under the 401(k) portions of the plans, eligible employees may elect to defer up to 25% of compensation. Under the matching portion of the plans, eligible employees receive employer matching contributions on their deferrals in accordance with the following applicable matching contribution formula:

•	NACCO Plans. 50% of the first 5% of before-tax contributions (suspended for 2010);

•	NMHG Plans. 66-2/3% of the first 3% of before-tax contributions and 25% of the next 4% of before-tax contributions (suspended for 2010);

•	HBB Plans. No matching contributions; and

•	NA Coal Plans. 100% the first 5% of before-tax contributions.

Under the profit sharing portion of the plans, eligible employees receive a profit sharing contribution equal to a specified percentage of compensation. The percentage varies based on a formula that takes into account the employee’s age and compensation. The formulas at NACCO, NMHG and HBB also take into account the ROTCE of the Company or the applicable subsidiary. Due to the economic and business conditions that existed during 2009 and were forecasted for 2010, the Compensation Committee initially suspended the employer contributions under the qualified defined contribution retirement plans (and the corresponding employer credits under the nonqualified retirement plans) for 2010 for NACCO and NMHG. However, due to the partial economic recovery that occurred in 2010, the Compensation Committee restored minimum profit sharing contributions for NACCO and NMHG for 2010. As applied to the Named Executive Officers in 2010, profit sharing contributions under each applicable formula were:

•	Mr. Rankin: 7.00% of compensation;

•	Mr. Schilling: 4.35% of compensation;

•	Mr. Brogan: 4.50% of compensation;

•	Mr. Trepp: between 3.66% and 7.35% of compensation; and

•	Mr. Benson: 6.25% of compensation.

The Named Executive Officers are 100% vested in their deferrals and in all matching and safe-harbor contributions. They are also 100% vested in all benefits that are provided under the nonqualified plans. However, they become vested in their profit sharing contributions under the qualified plans at the rate of 20% for each year of service and are fully vested after completing five years of service. All of the Named Executive Officers are 100% vested in all profit sharing benefits because each Named Executive Officer has been employed for at least five years.

Benefits under the qualified plans are generally payable at any time following a termination of employment. Participants have the right to invest their qualified plan account balances among various investment options that are offered by the plans’ trustee. Participants can elect various forms of payment including lump sum distributions and installments.

The defined contribution nonqualified retirement plans are structured as “pay-as-you-go” plans, based on the Compensation Committee’s desire to:

•	avoid additional statutory and regulatory restrictions applied to nonqualified deferred compensation plans under Section 409A of the Internal Revenue Code;

•	simplify plan administration and recordkeeping; and

•	eliminate the risk to the executives based on the unfunded nature of these plans.

Under the “pay-as-you-go” plans:

•	participants’ account balances, other than excess profit sharing benefits, are credited with earnings during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the qualified plans. The maximum annual earnings rate for this purpose is 14%;

•	no interest is credited on excess profit sharing benefits;

•	the amounts credited under the plans each year will be paid during the period from January 1st to March 15th of the following year; and

•	the amounts credited under the plans each year will be increased by 15% to reflect the immediately taxable nature of the payments. The 15% increase will apply to all benefits other than the portion of the excess 401(k) benefits that are in excess of the amount needed to obtain a full employer matching contribution under the plans.

Certain Named Executive Officers also maintain accounts under various deferred compensation plans that were frozen effective December 31, 2007:

•	Mr. Rankin. Mr. Rankin maintains accounts under The NACCO Industries, Inc. Unfunded Benefit Plan, which we refer to as the Frozen NACCO Unfunded Plan, and the Retirement Benefit Plan for Alfred M. Rankin, Jr., which we refer to as the Frozen Rankin Retirement Plan.

•	Mr. Brogan. Mr. Brogan maintains an account under the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan, which we refer to as the Frozen NMHG Unfunded Plan.

•	Mr. Benson. Mr. Benson maintains an account under The North American Coal Corporation Deferred Compensation Plan for Management Employees, which we refer to as the Frozen NA Coal Unfunded Plan.

The frozen accounts are subject to the following rules:

•	No additional benefits are credited to the frozen plans (other than interest credits).

•	The frozen accounts are credited with interest each year. Interest credits will be based on the greater of 5% or a ROTCE-based rate. The maximum interest rate for this purpose is 14%. The amount of the annual interest credits, increased by 15% to reflect the immediately taxable nature of the payments, will be paid to these Named Executive Officers during the period from January 1st to March 15th of the following year.

•	The frozen accounts (including unpaid interest for the year of payment, if any) will be paid at the earlier of termination of employment (subject to a six-month delay if required under Section 409A of the Internal Revenue Code) or a change in control.

•	Upon payment of the frozen accounts, a determination will be made whether the highest incremental state and federal personal income tax rates in the year of payment exceed the rates that were in effect in 2008 when all other nonqualified participants received their nonqualified plan payment. In the event the rates have increased, an additional tax gross-up payment will be paid to the Named Executive Officer. The Compensation Committee determined that the Company or the subsidiary, as applicable, and not the executive should bear the risk of a tax increase after 2008 because the Named Executive Officers would have received payment of their frozen accounts in 2008 were it not for the adverse cash flow and income tax impact on us. No other tax gross-ups (such as gross-ups for excise or other taxes) will be paid.

Refer to “— Employment and Severance Agreements and Change in Control Payments” below for a description of the impact of a change in control on the terms of the nonqualified deferred compensation plans.

Refer to “Nonqualified Deferred Compensation Benefits” below for a more detailed description of the current and frozen plans.

Other Benefits. All salaried U.S. employees, including the Named Executive Officers, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain its workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives (mostly outside of the United States), we do not believe these perquisites and other personal benefits constitute a material component of the executive officer’s compensation package.

Employment and Severance Agreements and Change in Control Payments. Upon a Named Executive Officer’s termination of employment with us for any reason, the Named Executive Officer (and all other employees) are entitled to:

•	amounts or benefits earned or accrued during their term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits that are provided under the retirement plans, incentive compensation plans and nonqualified deferred compensation plans at termination of employment that are further described in this proxy statement.

Upon a Named Executive Officer’s termination of employment in certain circumstances and in accordance with the terms of the plans, the Named Executive Officers are also entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that are generally available to all our salaried employees that provide benefits for a stated period of time based on length of service, with various maximum time periods.

None of the Named Executive Officers has an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target annual bonus. In addition, there are no pre-arranged severance agreements with any of the Named Executive Officers and the Compensation Committee must review and approve any material severance payment that is in excess of the amount the Named Executive Officer is otherwise entitled to receive under the broad-based severance plans.

Change in control provisions are included in all short-term and long-term incentive compensation plans and all nonqualified defined contribution retirement plans. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the Named Executive Officers and other employees.

The accrued account balances under the long-term incentive compensation plans, as well as the accrued account balances under all of the nonqualified defined contribution plans will automatically be paid in the form of a lump sum payment in the event of a change in control of the participant’s employer. A pro-rata target award under the current year’s short-term and long-term plans will also be paid in the event of a change in control. The Compensation Committee believes that the change in control payment triggers are appropriate due to the unfunded nature of the benefits provided under these plans. The Compensation Committee believes that the skills, experience and services of its key management employees are a strong factor in our success and that the occurrence of a change in control transaction would create uncertainty for these employees. The Compensation Committee believes that some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs. The change in control payment trigger is designed to encourage key management employees to remain employed during and after a change in control.

The change in control payment trigger under the nonqualified defined contribution plans does not increase the amount of the benefits payable under those plans. Participants will only receive their accrued account balance (including interest) as of the date of the change in control. However, the change in control provisions under our current short-term and long-term incentive compensation plans, in addition to providing for the immediate payment of the account balance (plus interest) as of the date of the change in control (if any), also provide for the payment of a pro-rated award target for the year of the change in control.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the payments under the incentive compensation plans or the nonqualified deferred compensation plans will be “grossed up” for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.

For a further discussion of the potential payments that may be made to the Named Executive Officers in connection with a change in control, please see “— Potential Payments Upon a Change in Control” beginning on page 58.

Tax and Accounting Implications

Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. For 2010, the NACCO Long-Term Plan, the NACCO Short-Term Plan, the HBB Long-Term Plan, the NMHG Long-Term Plan and the NA Coal Short-Term Plan were used so that, together with steps taken by the Compensation Committee in the administration of the plans, payouts on most awards made under the plans should not count towards the $1 million cap that the law imposes for purposes of federal income tax deductibility.

While the Compensation Committee intends generally to preserve the deductibility of compensation payable to our executive officers, as appropriate, deductibility will be only one factor among a number of factors considered in determining appropriate levels or modes of compensation. We intend to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes is in the best interests of the Company and its stockholders.

Accounting for Stock-Based Compensation. The Company accounts for stock-based payments in accordance with the requirements of FASB ASC Topic 718 (previously known as FAS 123R Share-Based Payment). Based on FASB ASC Topic 718, the grant date of the Company’s awards under the NACCO Long-Term Plan and the NACCO Supplemental Long-Term Plan for this purpose is the date on which the shares of Class A Common are issued, which occurs in the year following the year in which the shares of Class A Common are earned. See note (2) of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for more information regarding accounting treatment of our equity awards.

Stock Ownership Guidelines

While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted to the Company’s executive officers under the NACCO Long-Term Plan and NACCO Supplemental Long-Term Plan generally must be held for a period of ten years.

Executive officers of the subsidiaries do not have a similar requirement as they are compensated based on the performance of their own businesses and not on the performance of the Company, and as a result, do not receive shares of Class A Common.

Role of Executive Officers in Compensation Decisions

Our management, in particular the Chief Executive Officer of the Company and the Chief Executive Officer of each subsidiary, reviews our goals and objectives relevant to the compensation of our executive officers. The Chief Executive Officer of the Company annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, to the Compensation Committee. In addition to the Chief Executive Officer’s recommendations, the Compensation Committee considers recommendations made by the Hay Group, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each Named Executive Officer, and any additional discretionary payments.

Executive Compensation Program for 2011

Our executive compensation program for 2011 will be structured in a manner similar to the 2010 program. Principal changes include (1) any appropriate modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analyses, general industry survey data and the recommendations of the Hay Group based on an updated All Industrials survey and (2) changes to certain performance measures, weightings and/or targets for the incentive compensation plans based on management recommendations as to the performance objectives of the particular business for 2011 or to better incentivize certain groups of participants.

In addition, the following changes have been made to our compensation program for 2011:

•	The Hay Group prepared an updated analysis of the cash in lieu of perquisite amounts for our senior management employees. Based on this analysis, the Compensation Committee changed for 2011 the methodology from calculating the perquisite allowance based on a percentage of salary midpoint to basing the perquisite allowance on a specified dollar amount, which was recommended by the Hay Group and varies based on Hay salary grade. This change avoids unwarranted annual automatic increases in perquisite allowances. The Committee intends to have the Hay Group review the dollar amounts every few years in order to determine if the amounts should be modified.

•	The NACCO and NMHG qualified and nonqualified employer contributions that were suspended or reduced for 2010 were fully restored effective January 1, 2011 for all employees, including the Named Executive Officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

RICHARD DE J. OSBORNE, CHAIRMAN
OWSLEY BROWN II
EUGENE WONG

Summary Compensation Table

The following table sets forth the compensation for services of our Named Executive Officers in all capacities to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2010

						Change in
						Pension
						Value(4) and
						Nonqualified
					Non-Equity	Deferred
			Bonus	Stock	Incentive Plan	Compensation	All Other
Name and Principal		Salary(1)	(2)(3)	Awards(3)	Compensation	Earnings(4)(5)	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)(6)	($)

Alfred M. Rankin,	2010	1,217,943	—	5,306,595	2,037,348(7)	1,628,046	341,592	10,531,524
Jr.; Chairman,	2009	1,138,798	552,245	665,388	554,168(7)	473,137	104,598	3,488,334
President	2008	1,238,504	—	—	161,421(7)	146,631	419,611	1,966,167
and Chief Executive Officer of the Company
Kenneth C. Schilling	2010	284,168	—	322,910	189,945(7)	9,020	34,572	840,615
Vice President	2009	265,904	67,215	46,904	58,718(7)	4,951	3,325	447,017
and Controller	2008	274,552	—	—	26,019(7)	7,861	40,330	348,762
of the Company and Vice President and Chief Financial Officer of NMHG
Michael P. Brogan	2010	565,866	—	—	985,160(9)	159,912	48,496	1,759,434
President and	2009	531,026	—	—	—(9)	334,468	4,036	869,530
Chief Executive	2008	583,148	—	—	4,017	32,473	105,649	725,287
Officer of NMHG(8)
Gregory H. Trepp	2010	494,952	—	—	1,102,800(11)	13,466	93,805	1,705,023
President and Chief Executive Officer of HBB(10)
Robert L. Benson	2010	442,950	—	—	867,586(12)	236,295	144,021	1,690,852
President and	2009	411,320	—	—	926,955	164,380	126,378	1,629,033
Chief Executive	2008	389,720	—	—	607,684	129,051	121,588	1,248,043
Officer of NA
Coal

(1)	As required under the current disclosure requirements of the SEC, the amounts reported under the “Salary” column include both the base salary and the fixed dollar amount of cash paid in lieu of perquisites for each Named Executive Officer. Refer to the “— Compensation Discussion and Analysis,” which begins on page 16, for further information on our compensation philosophy with respect to perquisites.

(2)	The discretionary cash bonuses that were granted to Messrs. Rankin and Schilling for 2009 consist of the sum of (i) discretionary cash bonuses of $274,140 and $44,040 for Messrs. Rankin and Schilling, respectively, and (ii) the cash portion of the discretionary award granted under the NACCO Supplemental Long-Term Plan described in note (3) below, which were $278,105 and $23,175 for Messrs. Rankin and Schilling, respectively.

(3)	As required under current disclosure requirements of the SEC, the amounts reported in the Stock Award column represent the aggregate grant date fair value of the shares of Class A Common that were granted to Named Executive Officers of the Company for awards under the NACCO Long-Term Plan and the NACCO Supplemental Long-Term Plan computed in accordance with FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the Company’s awards under the NACCO Long-Term Plan and the NACCO Supplemental Long-Term Plan for this purpose is the date on which the shares are issued, which is a date after the end of the fiscal year in which the services are performed. However, based on additional SEC guidance, the share awards that are payable under the NACCO Long-Term Plan are required to be reported for the year in which the employee’s service inception date for such award occurs (i.e., the year earned), while the discretionary share awards that are payable under the NACCO Supplemental Long-Term Plan are required to be reported for the year in which such awards are granted (i.e., the year paid). As a result, the share awards shown in the table reflect the following:

•	2010. The amount shown reflects the sum of (i) the shares that were granted on the service inception date in March 2010 and issued February 8, 2011 under the NACCO Long-Term Plan for 2010 performance plus (ii) the shares that were issued in the discretion of the Compensation Committee on January 29, 2010 under the NACCO Supplemental Plan for 2009 performance.

•	2009. The amount shown reflects only the shares that were granted on the service inception date in March 2009 and issued January 29, 2010 under the NACCO Long-Term Plan for 2009 performance. It does not reflect the shares that were issued in the discretion of the Compensation Committee on January 29, 2010 under the NACCO Supplemental Plan for 2009 performance.

•	2008. The amount shown reflects that no shares were issued for 2008 performance.

The amount shown is based on grant date fair value as determined in accordance with FASB ASC Topic 718, rather than the value of the award as of the service inception date, because the amount reflects the actual amount received by the Named Executive Officers for 2010 and 2009 performance and more accurately reflects the amount of the Named Executive Officer’s total compensation for 2010 and 2009.

The disclosure requirements of the SEC require that the cash portion of the awards that are paid under the NACCO long-term plans be included in the year in which it was earned, not paid. As a result, the total amount of the awards under the NACCO Long-Term Plan are reported in the same year (the year earned, not paid); however, the share portion of the awards under the NACCO Supplemental Long-Term Plan and the cash portion of such awards are reported in different years in the Summary Compensation Table. Based on the applicable requirements, the cash portion of the discretionary awards paid under the NACCO Supplemental Long-Term Plan for 2009 performance are reflected under the “Bonus” column for 2009 in the above table. However, the stock portion of the discretionary awards paid under the NACCO Supplemental Long-Term Plan for 2009 performance are reflected in the “Stock Awards” column for 2010.

Reconciliation. In order to disclose the total NACCO long-term plan awards for each of the years in which the awards were earned, the following table sets forth the stock portion of long-term plan compensation for Messrs. Rankin and Schilling in the year it was earned (regardless of when the shares were issued), as well as what their total compensation would have been if the stock portion of the award under the NACCO Supplemental Long-Term Plan for 2009 was included in the Summary Compensation Table in the year it was earned:

		Stock Awards	Total
Named Executive Officer	Year	($)	($)
Mr. Rankin	2010	$4,652,115	$9,877,044
	2009	$1,319,868	$4,142,814
Mr. Schilling	2010	$268,370	$786,075
	2009	$101,444	$501,557

(4)	Amounts listed in this column include the aggregate change in the actuarial present value of accumulated plan benefits under all defined benefit pension plans, as described in more detail in the Pension Benefits Table on page 64. For 2010, the following amounts were included: $5,748 for Mr. Schilling, $15,556 for Mr. Brogan and $171,201 for Mr. Benson. $0 was included for Messrs. Rankin and Trepp because they do not participate in any defined benefit pension plans.

(5)	Amounts listed in this column also include the interest that is in excess of 120% of the federal long-term interest rate, compounded monthly, that was credited to the executives’ accounts under the nonqualified deferred compensation plans of the Company and its subsidiaries, as described in more detail in the Nonqualified Deferred Compensation Table on page 61. For 2010, the following amounts were included: $1,628,046 for Mr. Rankin; $3,272 for Mr. Schilling; $144,356 for Mr. Brogan; $13,466 for Mr. Trepp; and $65,094 for Mr. Benson.

(6)	All other compensation earned or allocated during 2010 for each of the Named Executive Officers is as follows:

	Alfred M.	Kenneth C.	Michael P.	Gregory H.	Robert L.
	Rankin, Jr.	Schilling	Brogan	Trepp	Benson

Employer Qualified Matching Contributions	$0	$0	$0	$0	$12,250
Employer Nonqualified Matching Contributions	$0	$0	$0	$0	$26,881
Employer Qualified Profit Sharing Contributions	$0	$12,262	$17,244	$16,094	$19,160
Employer Nonqualified Profit Sharing Contributions	$217,875	$20,035	$28,962	$61,087	$68,276
Other Qualified Employer Retirement Contributions	$0	$0	$0	$7,350	$0
Other Nonqualified Employer Retirement Contributions	$62,850	$0	$0	$7,499	$0
Employer Paid Life Insurance Premiums	$21,420	$1,345	$1,360	$845	$11,776
Perquisites and Other Personal Benefits	$38,517	$0	$0	$0	$1,905
Other	$930	$930	$930	$930	$3,773

Total	$341,592	$34,572	$48,496	$93,805	$144,021

The Company does not provide Mr. Rankin with any defined benefit pension benefits. Of the $341,592 in other compensation shown above for Mr. Rankin, $280,725 represents defined contribution retirement benefits earned in 2010.

The $38,517 listed for Mr. Rankin’s perquisites and other personal benefits is the aggregate incremental cost to the Company of his personal use of the corporate aircraft to attend board meetings of other non-related for-profit and non-profit companies. The Compensation Committee has determined that it is in the best interest of the Company and its stockholders that Mr. Rankin serve on these boards. The aggregate incremental cost is determined on a per flight basis and includes the cost of actual fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hanger and parking costs and crew expenses and other variable costs specifically incurred.

Perquisites for Mr. Benson include spousal travel and meal expenses and related tax gross-ups.

Amounts listed in “Other” include employer-paid premiums paid for personal excess liability insurance, payments in lieu of life insurance, floating holiday pay, employer “flex credits” and employer-paid wellness subsidies.

(7)	The amounts listed for Messrs. Rankin and Schilling include the cash payments under the NACCO Short-Term Plan and the NACCO Long-Term Plan that were earned during 2010, 2009 and 2008, respectively. Refer to note (3) above.

(8)	Mr. Brogan was not a Named Executive Officer for 2009.

(9)	The amounts listed for 2010 include a cash payment of $393,292 to Mr. Brogan under the NMHG Short-Term Plan and $591,868 representing the value of his award under the NMHG Long-Term Plan. No incentive compensation payments were paid to any NMHG employees for 2009, including Mr. Brogan.

(10)	Mr. Trepp was not a Named Executive Officer for 2008 or 2009.

(11)	The amounts listed for 2010 include a cash payment of $427,039 to Mr. Trepp under the HBB Short-Term Plan and $675,761 representing the value of his award under the HBB Long-Term Plan.

(12)	The amounts listed for 2010 include a cash payment of $319,200 to Mr. Benson under the NA Coal Short-Term Plan and $548,386 representing the value of his award under the NA Coal Long-Term Plan.

Grants of Plan-Based Awards

The following table sets forth information concerning awards granted to the Named Executive Officers for fiscal year 2010 and estimated payouts in the future, under the incentive compensation plans of the Company and its principal subsidiaries.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2010

			(A)		(B)
			Estimated Future or		Estimated Future or
			Possible Payouts Under		Possible Payouts Under		Grant Date
			Non-Equity Incentive		Equity Incentive Plan		Fair Value of
			Plan Awards(1)		Awards		Stock
	Grant		Target	Maximum	Target	Maximum	Awards(2)
Name	Date	Plan Name	($)	($)	($)	($)	($)

Alfred M. Rankin, Jr.	N/A	NACCO Short-Term Plan(3)	$943,900	$1,415,850	$0	$0	N/A
	2/8/11	NACCO Long-Term Plan(4)	$1,044,779	$2,089,558	$1,940,305	$3,880,609	$4,652,115
	1/29/10	NACCO Supplemental Long-Term Plan(4)	N/A	N/A	N/A	N/A	$654,480
Kenneth C. Schilling	N/A	NACCO Short-Term Plan(3)	$119,800	$179,700	$0	$0	N/A
	2/8/11	NACCO Long-Term Plan(4)	$60,275	$120,549	$111,938	$223,877	$268,370
	1/29/10	NACCO Supplemental Long-Term Plan(4)	N/A	N/A	N/A	N/A	$54,540
Michael P. Brogan	N/A	NMHG Short-Term Plan(3)	$428,890	$643,335	$0	$0	N/A
	N/A	NMHG Long-Term Plan(5)	$919,050	$1,378,575	$0	$0	N/A
Gregory H. Trepp	N/A	HBB Short-Term Plan(3)	$329,760	$494,640	$0	$0	N/A
		HBB Long-Term Plan(5)	$577,080	$865,620	$0	$0	N/A
Robert L. Benson	N/A	NA Coal Short-Term Plan(3)	$236,225	$354,338	$0	$0	N/A
	N/A	NA Coal Long-Term Plan(6)	$450,975	N/A	$0	$0	N/A

(1)	There are no minimum or threshold payouts to the Named Executive Officers under any of the incentive plans.

(2)	Amounts in this column reflect the grant date fair value of shares of Class A Common that were granted and issued to Named Executive Officers of the Company (i) for the 2010 performance period under the NACCO Long-Term Plan and (ii) for 2009 performance under the NACCO Supplemental Long-Term Plan.

The amounts shown in this column are also reflected in the Summary Compensation Table on page 52. The amount shown is based on grant date fair value as determined in accordance with FASB ASC Topic 718, rather than the value of the award as of the service inception date, because the amount reflects the actual amount received by the Named Executive Officers and more accurately reflects the amount of the Named Executive Officer’s total compensation.

(3)	Awards under the short-term plans are based on a one-year performance period that consists solely of the 2010 calendar year. The awards are paid out, in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2010 payout opportunity under these plans. The amounts disclosed in this table are the target and maximum awards that were initially communicated to the executives when the targets were established by the

Compensation Committee. The amount the executives actually received, after the final payout was calculated based on the actual performance compared to the pre-established performance goals, is disclosed in the Summary Compensation Table and the related footnotes.

(4)	These amounts reflect the awards issued in 2011 under the NACCO Long-Term Plan for 2010 performance and the awards issued in 2010 under the NACCO Supplemental Long-Term Plan for 2009 performance. See note (3) to the Summary Compensation Table. Awards under the plans are based on a one-year performance period that consists solely of the 2010 calendar year (under the NACCO Long-Term Plan) or the 2009 calendar year (under the NACCO Supplemental Long-Term Plan). The awards are paid out, partially in stock and partially in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2010 payout opportunity for an award under the plans. The amounts disclosed in this table for the NACCO Long-Term Plan are the dollar values of the target and maximum awards that were communicated to the executives when the targets were established by the Compensation Committee (including the 15% increase to Messrs. Rankin and Schilling to account for the immediately taxable nature of their long-term plan awards). The cash portion of the payment, representing 35% of the total payment, is listed under column (A) of this table. The remaining 65% of those amounts, reflecting the stock portion of the payments, is listed under column (B) of this table. To determine the number of shares that are actually issued under the NACCO Long-Term Plan, the stock portion of the dollar value of the award is divided by the average closing price of shares of Class A Common on the New York Stock Exchange at the end of each week during the relevant period specified in the NACCO Long-Term Plan, as discussed beginning on page 40 under the heading “— Long-Term Incentive Compensation — NACCO Long-Term Incentive Compensation.” The awards under the NACCO Supplemental Plan were purely discretionary and, therefore, do not have a target or maximum award value. The number of shares of Class A Common that the Named Executive Officers actually received under the plans is disclosed in the Stock Vested Table below.

(5)	These amounts reflect the dollar value of Mr. Brogan’s and Mr. Trepp’s award targets for the 2010 performance period under the NMHG Long-Term Plan and the HBB Long-Term Plan, respectively. Mr. Trepp’s target under the HBB Long-Term Plan was set at 105% of salary midpoint for 2010. See note (6) to the long-term award summary table on page 36.

(6)	These amounts reflect the dollar value of Mr. Benson’s award targets for the 2010 performance period under the NA Coal Long-Term Plan. There is no maximum award limit.

Description of Material Factors Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation of the Named Executive Officers consists of various components, including base salary, which includes a fixed dollar amount of cash in lieu of perquisites, short-term cash incentives and long-term equity incentives for employees of the Company or non-equity long-term incentives for employees of the Company’s subsidiaries. All of the Named Executive Officers also receive various retirement benefits. Each of these components is described in detail in the “— Compensation Discussion and Analysis” which begins on page 16. Additional details of certain components are provided below.

Equity Compensation

Certain key management employees of the Company participate in the NACCO Long-Term Plan and the NACCO Supplemental Long-Term Plan. As described in more detail in the “— Compensation Discussion and Analysis” beginning on page 16, awards are based on one-year performance periods (2010 for the NACCO Long-Term Plan and 2009 for the NACCO Supplemental Long-Term Plan) and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remain outstanding as of December 31, 2010.

Awards under the NACCO Long-Term Plan and the NACCO Supplemental Long-Term Plan are paid partially in cash and partially in the form of fully vested shares of Class A Common. While the stock is fully vested at the time of grant, it is subject to transfer restrictions for a period of ten years from the date of grant. Refer to the “— Compensation Discussion and Analysis” beginning on page 16 for a description of the transfer restrictions applicable to the shares of Class A Common issued under the NACCO long-term plans. The following table reflects both (i) the stock awards issued in 2011 under the NACCO Long-Term Plan for 2010 performance and (ii) the stock awards issued in 2010 under the NACCO Supplemental Long-Term Plan for 2009 performance. See note (3) to the Summary Compensation Table.

STOCK VESTED
For Fiscal Year Ended December 31, 2010

	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)
Alfred M. Rankin, Jr.	54,782	$5,306,595
Kenneth C. Schilling	3,468	$322,910
Michael P. Brogan	0	$0
Gregory H. Trepp	0	$0
Robert L. Benson	0	$0

Stock Options

The Compensation Committee did not grant any stock options under the Company’s 1975 Stock Option Plan or 1981 Stock Option Plan during the fiscal year ended December 31, 2010 to any person, including the Named Executive Officers. The Compensation Committee has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. At December 31, 2010, there were no outstanding options to purchase shares of Class A Common or Class B Common.

Potential Payments Upon a Change in Control

As discussed in more detail in the “— Compensation Discussion and Analysis” beginning on page 16, the following change in control provisions are contained in our incentive compensation and nonqualified defined contribution retirement plans:

•	the account balances as of the date of the change in control under the long-term incentive compensation plans and all of the nonqualified defined contribution plans will automatically be paid in the form of a lump sum payment in the event of a change in control of the Company or the participant’s employer; and

•	the change in control provisions under our long-term and short-term incentive compensation plans, in addition to providing for the immediate payment of the account balance (plus interest) as of the date of the change in control (if any), also provide for the payment of a pro-rated target award for the year of the change in control.

A “change in control” for purposes of these plans generally consists of any of the following; provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Internal Revenue Code:

(1) An acquisition of more than 50% of the voting securities of the Company (for those plans that cover the employees of the Company) or the voting securities of the subsidiary (for those plans which cover the employees of the subsidiary); other than acquisitions directly from the Company or the subsidiary, as applicable, involving:

•	any employee benefit plan;

•	the Company;

•	the applicable subsidiary or one of its affiliates; or

•	the parties to the stockholders’ agreement discussed under “— Amount and Nature of Beneficial Ownership — Class B Common Stock” on page 78;

(2) The members of the Company’s current Board of Directors (and their approved successors) ceasing to constitute a majority of the Company’s Board of Directors or, if applicable, the board of directors of a successor of the Company;

(3) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor;

(4) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply:

•	the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•	at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company providing for such business combination, at least a majority of the members of the Board of Directors of the Company were incumbent directors.

For purposes of calculating the amount of any potential payments to the Named Executive Officers under the table provided below, we have assumed that a change in control occurred on December 31, 2010. With that assumption taken as given, we believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

		Estimated Total	Estimated Total
		Value of Cash	Value of Cash
	Estimated Total	Payments — Based	Payments — Based
	Value of Payments —	on Accrued	on Accrued
	Based	Previously-Earned	Balance
	on Incentive Plan	Balance	in Nonqualified
	Award Targets	in Long-Term Plans	Deferred	Estimated Total
	in Year of Change	in Year of Change	Compensation	Value of all
	in Control(1)	in Control(2)	Plans(3)	Payments
Name	($)	($)	($)	($)
Alfred M. Rankin, Jr	$3,928,984	$0	$15,287,938	$19,216,922
Kenneth C. Schilling	$292,013	$0	$40,439	$332,452
Michael P. Brogan	$1,347,940	$832,744	$1,204,262	$3,384,946
Gregory H. Trepp	$906,840	$138,278	$78,935	$1,124,053
Robert L. Benson	$687,200	$1,669,001	$708,236	$3,064,437

(1)	This column reflects the award targets for the Named Executive Officers under the short-term and long-term incentive compensation plans for 2010. Under the change in control provisions of the plans, they would have been entitled to receive their award targets for 2010 if a change in control had occurred on December 31, 2010. Awards under the NACCO Long-Term Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2010 target awards. As described in note (4) to the Grants of Plan-Based Awards table, Messrs. Rankin and Schilling would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted Class A Common.

(2)	This column reflects the December 31, 2010 account balances under the long-term plans, excluding the 2010 award (which is already reflected in Column (1)). Under the change in control provisions of those plans, these Named Executive Officers would have been entitled to receive the acceleration of the payment of their entire account balances under those plans if a change in control had occurred on December 31, 2010. The amounts shown were earned for services performed in prior years and are already 100% vested. No additional amounts are paid due to a change in control. There are no accrued balances under the Company’s long-term plans.

(3)	This column reflects the account balances of the Named Executive Officers as of December 31, 2010 under all of the defined contribution, nonqualified deferred compensation plans. Under the change in control provisions of those plans, all of the Named Executive Officers would have been entitled to receive payment of their entire account balances under those plans if a change in control had occurred on December 31, 2010. The majority of the amounts shown were earned for services performed in prior years and are already 100% vested. Only a small portion of the account balance represents benefits earned for services performed in 2010. No additional amounts are paid due to a change in control. These plans are discussed in more detail under “Nonqualified Deferred Compensation Benefits” below.

Nonqualified Deferred Compensation Benefits

The following table sets forth information concerning benefits earned by, and paid to, the Named Executive Officers under our nonqualified defined contribution, deferred compensation plans.

NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2010

					Aggregate	Aggregate
	Nonqualified	Executive	Employer	Aggregate	Withdrawals/	Balance
	Deferred	Contributions	Contributions	Earnings	Distributions	at December 31,
	Compensation	in 2010(1)	in 2010	in 2010(2)	in 2010	2010
Name	Plan	($)	($)	($)	($)	($)
Alfred M. Rankin, Jr.	Frozen NACCO	$0(3)	$0(3)	$705,302	$351,483(4)	$4,812,018(5)
	Unfunded Plan
	Frozen Rankin	$0(3)	$0(3)	$1,475,869	$735,494(4)	$10,069,313(6)
	Retirement Plan
	NACCO Excess Plan	$71,674	$280,725(7)	$54,208	$128,917(8)	$406,607(9)
Kenneth C. Schilling	NACCO Excess Plan	$16,056	$20,035(7)	$4,348	$0(8)	$40,439(9)
Michael P. Brogan	NMHG Excess Plan	$23,176	$28,962(7)	$8,175	$24,723(8)	$60,313(10)
	Frozen NMHG Unfunded	$0(3)	$0(3)	$117,218	$61,875(4)	$1,143,949(11)
	Frozen NMHG	$0(3)	$0(3)	$108,204	$521,937(12)	$832,744(13)
	Long-Term Plan
	NMHG Long- Term Plan	$0	$591,868	$0	$0	$591,868(14)
Gregory H. Trepp	HBB Excess Plan	$0	$68,585(7)	$10,350	$0(8)	$78,935(15)
	Frozen HBB	$0(3)	$0(3)	$17,967	$151,653(16)	$138,278(17)
	Long-Term Plan
	HBB Long- Term Plan	$0	$675,761	$0	$0	$675,761(18)
Robert L. Benson	Frozen NA Coal	$0(3)	$0(3)	$71,555	$36,633(4)	$531,028(19)
	Unfunded Plan
	NA Coal Excess Plan	$61,763	$95,158(7)	$20,287	$146,428(8)	$177,208(20)
	NA Coal Long- Term Plan	$0	$548,386(21)	$51,974	$0	$2,217,387(22)

(1)	These amounts, which were otherwise payable in 2010 but were deferred at the election of the executives, are also included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The above-market earnings portion of the amounts shown in this column is also reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and described in the footnotes of the Summary Compensation Table.

(3)	As described in more detail in the “— Compensation Discussion and Analysis” beginning on page 16, the Frozen NACCO Unfunded Plan, the Frozen Rankin Retirement Plan, the Frozen NMHG Unfunded Plan and the Frozen NA Coal Unfunded Plan were each frozen effective December 31, 2007 and we refer to these plans collectively as the Frozen Unfunded Plans. No additional contributions (other than interest credits) will be made to these plans or the Frozen NMHG Long-Term Plan or the Frozen HBB Long-Term Plan.

(4)	The Named Executive Officers who participate in the Frozen Unfunded Plans will receive payment of their December 31, 2007 account balances upon the earlier of a change in control or termination of employment (with a six month delay if required by Section 409A of the Internal Revenue Code). However, the interest that is accrued under the Frozen Unfunded Plans each calendar year is paid to those Named Executive Officers no later than March 15th of the following year. Because the interest that was credited to their accounts for 2009 was paid in 2010, it is reflected as a distribution for 2010.

(5)	The account balance under the Frozen NACCO Unfunded Plan includes all above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of Mr. Rankin’s December 31, 2010 account balance, $513,643 is currently reported as nonqualified deferred compensation earnings in the Summary Compensation Table. In addition, $2,863,988 of the account balance was previously reported in prior Summary Compensation Tables.

(6)	The account balance under the Frozen Rankin Retirement Plan includes all above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of Mr. Rankin’s December 31, 2010 account balance, $1,074,817 is currently reported as nonqualified deferred compensation earnings in the Summary Compensation Table. In addition, $5,955,143 of the account balance was previously reported in prior Summary Compensation Tables.

(7)	These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table and specifically identified in note (6) to the Summary Compensation Table.

(8)	The Named Executive Officers will each receive payment of the amounts earned under the active nonqualified defined contribution deferred compensation plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2009 were made in 2010, they are reflected as a distribution in 2010. Because the payments for 2010 were made in 2011, they are reflected in the Named Executive Officer’s aggregate balance as of December 31, 2010 and are not reflected as a distribution in 2010.

(9)	The account balance under the NACCO Industries, Inc. Excess Retirement Plan, which we refer to as the NACCO Excess Plan, includes all employer and employee contributions and above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of their December 31, 2010 account balances, $391,985 of Mr. Rankin’s account balance and $39,363 of Mr. Schilling’s account balance are currently reported as salary, non-equity incentive plan compensation, nonqualified deferred compensation earnings or all other compensation in the Summary Compensation Table. Since the account balance under the NACCO Excess Plan is paid out each year, none of their current account balances was previously reported in prior Summary Compensation Tables.

(10)	The account balance under the NACCO Materials Handling Group, Inc. Excess Retirement Plan, which we refer to as the NMHG Excess Plan, includes all employer contributions and above-market earnings that are also required to be disclosed in the Summary Compensation Table. $57,460 of Mr. Brogan’s December 31, 2010 account balance is currently reported as salary, non-equity incentive plan compensation, nonqualified deferred compensation earnings or all other compensation in the Summary Compensation Table. Because the account balance under the NMHG Excess Plan is paid out each year, none of Mr. Brogan’s current account balance was previously reported in prior Summary Compensation Tables.

(11)	The account balance under the Frozen NMHG Unfunded Plan includes all above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of Mr. Brogan’s December 31, 2010 account balance, $64,643 is currently reported as nonqualified deferred compensation earnings in the Summary Compensation Table. In addition, $504,591 of the account balance was previously reported in prior Summary Compensation Tables.

(12)	The awards Mr. Brogan received under the Frozen NMHG Long-Term Compensation Plan for pre-2008 award periods are generally subject to a three-year holding period. He received payment of his 2006 award in 2010.

(13)	This amount reflects the value of Mr. Brogan’s 2007 award that remains outstanding under the Frozen NMHG Long-Term Plan.

(14)	Mr. Brogan is a participant in the NMHG Long-Term Plan. This amount reflects the value of the award he received under the plan for 2010 performance, which award is also reflected in both the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

(15)	The account balance under the Hamilton Beach Brands, Inc. Excess Retirement Plan, which we refer to as the HBB Excess Plan, includes all employer contributions and above-market earnings that are also required to be disclosed in the Summary Compensation Table. $69,691 of Mr. Trepp’s December 31, 2010 account balance is currently reported as nonqualified deferred compensation earnings or all other compensation in the Summary Compensation Table. Because the account balance under the HBB Excess Plan is paid out each year, none of Mr. Trepp’s current account balance was previously reported in prior Summary Compensation Tables.

(16)	The awards Mr. Trepp received under the Frozen HBB Long-Term Compensation Plan for pre-2008 award periods are generally subject to a three-year holding period. He received payment of his 2006 award in 2010.

(17)	This amount reflects the value of Mr. Trepp’s 2007 award that remains outstanding under the Frozen HBB Long-Term Plan.

(18)	Mr. Trepp is a participant in the HBB Long-Term Plan. This amount reflects the value of the award he received under the plan for 2010 performance, which award is also reflected in both the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table

(19)	The account balance under the Frozen NA Coal Unfunded Plan includes all above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of Mr. Benson’s December 31, 2010 account balance, $50,996 is currently reported as nonqualified deferred compensation earnings in the Summary Compensation Table. In addition, $81,539 of the account balance was previously reported in prior Summary Compensation Tables.

(20)	The account balance under The North American Coal Corporation Excess Retirement Plan, which we refer to as the NA Coal Excess Plan, includes all employer and employee contributions and above-market earnings that are also required to be disclosed in the Summary Compensation Table. $171,019 of Mr. Benson’s December 31, 2010 account balance is currently reported as salary, non-equity incentive plan compensation, nonqualified deferred compensation earnings or all other compensation in the Summary Compensation Table. Since the account balance under the NA Coal Excess Plan is paid out each year, none of his current account balance was previously reported in prior Summary Compensation Tables.

(21)	Mr. Benson is a participant in the NA Coal Long-Term Plan. This amount reflects the value of the award he received under the plan for 2010 performance, which award is also reflected in both the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

(22)	The NA Coal Long-Term Plan account balance includes all employer contributions and above-market earnings that are also required to be disclosed in the Summary Compensation Table for 2010. $548,386 of Mr. Benson’s December 31, 2010 account balance is currently reported as non-equity incentive plan compensation in the Summary Compensation Table. There are no above-market earnings credited under the NA Coal Long-Term Plan. $1,256,565 of Mr. Benson’s account balance was previously reported in prior Summary Compensation Tables.

Description of Nonqualified Deferred Compensation Plans

Refer to the “Retirement Plans” portion of the “— Compensation Discussion and Analysis” beginning on page 16 for a detailed discussion of the terms of our nonqualified deferred compensation plans.

The following is a summary of special rules that apply under each nonqualified deferred compensation plan that are not otherwise described in the “— Compensation Discussion and Analysis.”

NACCO Excess Retirement Plan and Frozen Rankin Retirement Plan

In addition to the restoration profit sharing benefits described in the “Compensation Discussion and Analysis,” the NACCO Excess Retirement Plan also provides a transitional benefit. The transitional benefit is a specified dollar amount that is credited annually to Mr. Rankin’s account. The amount of this benefit is $62,850 per year.

Frozen NMHG Unfunded Plan

From August 1, 1999 through September 20, 2002, Mr. Brogan was not eligible to participate in a qualified 401(k) plan. Instead, he deferred a portion of his salary and bonus under the Frozen NMHG Unfunded Plan. Effective October 1, 2002, Mr. Brogan became a participant in the qualified 401(k) plan and became eligible for excess 401(k), excess matching and excess profit sharing benefits under the Frozen NMHG Unfunded Plan.

Defined Benefit Pension Plans

The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the Named Executive Officers under our qualified and nonqualified pension plans.

PENSION BENEFITS
As of Fiscal Year Ended December 31, 2010

		Number of		Present Value of	Payments
		Years Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)	($)

Alfred M. Rankin, Jr.	N/A(1)	N/A		N/A	N/A
Kenneth C. Schilling	Part I of Combined Plan	2.10	(2)	$31,148	$0
	The SERP	2.10	(2)	$2,653	$0
Michael P. Brogan	The UK Plan	15.10	(3)	$931,022	$0
	The UK Excess Plan	18.25	(3)	$85,099	$0
Gregory H. Trepp	N/A(1)	N/A		N/A	N/A
Robert L. Benson	Part I of Combined Plan	28.10	(4)	$704,187	$0
	The SERP	28.10	(4)	$559,728	$0

(1)	Messrs. Rankin and Trepp have never participated in any of our defined benefit pension plans.

(2)	For Mr. Schilling, the number of years of credited service taken into account to determine pension benefits was frozen as of December 31, 1993.

(3)	For Mr. Brogan, the number of years of credited service taken into account to determine pension benefits under the statutorily-approved pension plan for UK employees, which is referred to as the UK Plan, was frozen as of October 1, 2002 and the number of years of credited service taken into account to determine pension benefits under a nonqualified U.S. plan for Mr. Brogan, which is referred to as the UK Excess Plan, was frozen as of December 31, 2005.

(4)	For Mr. Benson, the number of years of credited service taken into account to determine pension benefits was frozen as of December 31, 2004.

Description of Pension Plans

The Named Executive Officers no longer actively participate in any defined benefit pension benefits that are sponsored by us or our subsidiaries.

The pension benefits of the Named Executive Officers were frozen at various times from 1993 to 2004. Certain groups of NA Coal employees, including Mr. Benson, continue to receive COLAs on their frozen pension benefits. The COLAs end at termination of employment (or, if earlier, when the applicable plan is amended or terminated).

The qualified U.S. pension benefits for Messrs. Schilling and Benson are provided under Part I of the Combined Defined Benefit Plan of NACCO Industries, Inc. and its Subsidiaries, which we refer to as the Combined Plan. Messrs. Rankin and Trepp are not eligible to receive any pension benefits and Mr. Brogan does not receive any qualified U.S. pension benefits.

Pensions under the U.S. plans are based on the executives’ earnings prior to the applicable freeze date, which generally included only base salary, cash in lieu of perquisites and annual incentive compensation payments and which excluded all other forms of compensation, including severance payments, relocation allowances and other similar fringe benefits.

Pension benefits under most of the plans are 100% vested after five years of service. However, benefits under the UK Plan vest after 2 years of service and benefits under the nonqualified pension plan for employees of NACCO and NA Coal, which we refer to as the SERP, and the UK Excess Plan are immediately 100% vested.

The normal form of payment under all U.S. plans is a single life annuity for unmarried participants and a 50% or 75% joint and survivor annuity for married participants. Other forms of annuity payments are also available. If a participant elects a joint and survivor annuity form of benefit, the amount of the benefit is reduced to reflect the survivorship protection. Subject to Internal Revenue Service limitations, lump sum benefit payments are generally only available for cash balance benefits payable to employees of NMHG and HBB. Lump sum benefits are calculated using legally or contractually required interest rates and mortality assumptions.

The amounts shown above were determined as of December 31, 2010, which is the measurement date for pension benefits that is used in the Company’s financial statements. In determining the present value of the pension benefits for the U.S. plans and the UK Excess Plan plans in the Pension Table shown above, the following material assumptions were used:

•	a discount rate of 5.30% for the Combined Plan and 5.10% for the SERP;

•	the RP2000 mortality table with mortality improvement projected to 2018 and no collar adjustment; and

•	assumed retirement age of 65 with no pre-retirement decrement.

In determining the present value of the pension benefits for the UK Plan, the following material assumptions were used:

•	a discount rate of 5.40%;

•	the SAPS series mortality table, year of use 2010, with a 1.1 multiplier;

•	an annual cost-of-living adjustment of 3.40% (in-payment) and 2.90% (in-deferment); and

•	assumed retirement age of 65 with no pre-retirement decrement.

NACCO and NA Coal Pension Plans (Including Part I of Combined Plan)

Certain employees of NACCO (other than Mr. Rankin) and certain executives of NA Coal are eligible for frozen pension benefits under the qualified Combined Plan. Some highly compensated employees were also participants in the SERP. The SERP provides the pension benefits that the highly compensated employees would have received under the Combined Plan, absent applicable Internal Revenue Service limits and non-discrimination requirements.

Effective December 31, 1993, pension accruals for all employees of NACCO were frozen. Therefore, any compensation or service earned after December 31, 1993 is not taken into account for purposes of computing pension benefits for NACCO employees. Benefits that were accrued under the Combined Plan and the SERP as of December 31, 1993 for NACCO employees were subject to an annual 4% per year COLA through December 31, 2009.

Effective December 31, 2004, benefit accruals were frozen for most NA Coal participants (other than certain non-executive employees of the mining subsidiaries). Therefore, any compensation or service earned after December 31, 2004 is not taken into account for purposes of computing pension benefits for NA Coal employees. Frozen benefits that were accrued under the Combined Plan and the SERP as of December 31, 2004 for NA Coal participants are currently subject to a COLA, based on the rate of inflation contained in the Consumer Price Index for All Urban Consumers as in effect on the last business day of the prior year. For 2010, the COLA must not be less than 2% or more than 4%.

Pension benefits for employees of NACCO and NA Coal under the Combined Plan and the SERP are generally computed under the following formula: 1.1% of “final average pay” multiplied by years of credited service as of the applicable freeze date (not in excess of 30 years). Additional benefits are paid for earnings in excess of “covered compensation” taken into account for Federal Social Security purposes. “Final average pay” is based on the average annual earnings for the highest five consecutive years during the last ten years prior to the applicable freeze date.

Subsidized early retirement benefits are available to participants who terminate employment at or after age 55 with at least ten years of vesting service. Mr. Schilling is not currently eligible for subsidized early retirement benefits. However, Mr. Benson is currently eligible for subsidized early retirement benefits under the plans. Subsidized early retirement benefits are reduced by 4% for each year that the pension starts before age 65 (age 62 for certain employees of the project mining subsidiaries of NA Coal).

NMHG Pension Plans

Mr. Brogan was a participant in the UK Plan for periods prior to October 1, 2002. Pension benefits under his category of membership in the UK Plan are generally computed under the following formula: 1/45th of “final average pay” multiplied by years of credited service before June 30, 2004 plus 1/60th of “final average pay” multiplied by years of credited service after June 30, 2004. For computing pension benefits under the UK Plan, “final average pay” is based on the highest annual average of pay in any period of three consecutive years in the ten years immediately preceding retirement (or, the ten years immediately preceding October 1, 2002 in Mr. Brogan’s case). For purposes of the UK Plan, “pay” is generally a participant’s annual salary excluding bonuses, commissions, overtime payments and shift allowances less a UK based national insurance contributions deduction.

Early retirement benefits under the UK Plan for deferred participants such as Mr. Brogan are available to participants on request at or after age 50 (age 55, effective April, 2010). However, trustee consent is required if the participant is under age 60. Benefits are reduced for early commencement. The current early retirement reduction is 5.7% for each year that the pension commencement date precedes age 65 (age 60 for benefits earned during the period from May 17, 1990 through October 1, 1994). However, these factors may be recalculated from time to time and are not guaranteed. Mr. Brogan is eligible for reduced early retirement benefits under the UK Plan.

For periods on and after October 1, 2002, Mr. Brogan became a participant in the UK Excess Plan. Effective December 31, 2005, benefit accruals under the UK Excess Plan were permanently frozen. Therefore, any compensation or service earned after December 31, 2005 will not be taken into account for purposes of computing Mr. Brogan’s pension benefits under the UK Excess Plan. Mr. Brogan’s pension benefit under the UK Excess Plan is equal to the benefit that would have been payable under the UK Plan had Mr. Brogan continued to participate in such Plan until December 31, 2005, reduced by the actual UK Plan benefit and the actuarial equivalent of certain of the U.S. retirement benefits provided under the NMHG qualified 401(k) plan and the NMHG Unfunded Plan.

The benefits under the UK Excess Plan are automatically paid in the form of a monthly annuity, commencing at Mr. Brogan’s termination of employment for amounts accrued before January 1, 2005 (and six months after termination for amounts accrued thereafter). Alternatively, Mr. Brogan may elect a lump sum payment (less a 10% penalty) for amounts that had accrued as of January 1, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2010, all filing requirements applicable for reporting persons were met, except as follows:

Alfred M. Rankin, Jr. and Victoire G. Rankin each filed a report on Form 4 that identified two transactions that should have been reported earlier on Form 4s; John F. Turben filed a report on Form 4 that identified one transaction that should have been reported earlier on a Form 4 for an earlier period.

The following table sets forth information with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

	Equity Compensation Plan Information
			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to Be	Weighted-Average Exercise	Equity Compensation
	Issued Upon Exercise of	Price of Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights	Column(a))
	(a)	(b)	(c)

Class A Shares:
Equity compensation plans approved by security holders	0	N/A	436,625
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	436,625
Class B Shares:
Equity compensation plans approved by security holders	0	N/A	80,100
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	80,100

2.	Proposal to approve, for purposes of Section 303A.08 of the New York Stock Exchange’s listing standards, the NACCO Industries, Inc. Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 11, 2011)

The Board of Directors of the Company previously adopted, and at their annual meetings the stockholders of the Company previously approved, the Non-Employee Directors’ Plan.

Section 303A.08 of the New York Stock Exchange’s listing standards requires that stockholders must approve all equity compensation plans and material revisions to such plans. The New York Stock Exchange considers an increase in the number of shares available under a plan, among other things, material revisions to the plan.

The Non-Employee Directors’ Plan is not intended to provide new or additional compensation benefits to its participants. As of the date hereof, 67,762 shares of Class A Common (the “Previously Issued Shares”) have been issued pursuant to the terms of the plan. In addition, the Company will issue shares to the non-employee directors after the date hereof and prior to the annual meeting for services rendered during the first quarter of 2011 (the “First Quarter Shares”). The Non-Employee Directors’ Plan is being amended and restated so that the number of shares of Class A Common available for issuance pursuant to awards under the plan is 100,000 shares of Class A Common, which will result in an increase in the Class A Common available for issuance pursuant to the plan by an amount equal to the Previously Issued Shares plus the First Quarter Shares. As a result, the Non-Employee Director Plan will have 100,000 shares of Class A Common available, which was the amount of Class A Common authorized when the Non-Employee Directors’ Plan was originally adopted in 1992. The following summary is qualified in its entirety by reference to the Non-Employee Directors’ Plan attached to this Proxy Statement as Appendix A.

Purpose. The purpose of the Non-Employee Directors’ Plan is to provide for the payment to the non-employee directors of the Company a portion of their annual retainers in capital stock of the Company in order to further align the interests of the directors with the stockholders of the Company.

Administration and Eligibility. The Non-Employee Directors’ Plan will continue to be administered by the Board of Directors. All non-employee directors of the Company are automatically included as participants in the plan. As of March 1, 2011, there are eight individuals who participate in the Non-Employee Directors’ Plan.

Terms and Conditions. Under the Non-Employee Directors’ Plan, the directors are required to receive a portion (currently 50%) of their annual retainer in shares of Class A Common, which we refer to as the Mandatory Shares. They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common, which we refer to as the Voluntary Shares. The number of shares of Class A Common issued to a director will be determined by taking the dollar value of the amount required or elected to be received in Mandatory and Voluntary Shares and dividing it by the average share price. The average share price is equal to the average closing price of Class A Common on the New York Stock Exchange at the end of each week during each calendar quarter. Once granted, Mandatory and Voluntary Shares are not subject to any forfeiture or risk of forfeiture under any circumstances. Accordingly, when a director receives Mandatory or Voluntary Shares, he/she will immediately be entitled to all of the rights of a stockholder, including voting, dividend and other ownership rights, except that the transferability of the Mandatory Shares is restricted in a manner and to the extent prescribed by the terms of the Non-Employee Directors’ Plan for a period of time, which will generally be ten years from the end of the calendar quarter in which such Shares were issued.

Under the terms of the Non-Employee Directors’ Plan, a maximum of 100,000 shares of Class A Common (subject to adjustment for stock splits or similar changes) were available to be issued as Mandatory and Voluntary Shares, of which, 67,762 shares of Class A Common had been issued and 32,238 shares of Class A Common remained available for issuance as of February 1, 2011. Upon approval of the amended and restated Non-Employee Directors’ Plan requested hereby, the maximum number of shares available for future issuance as Mandatory and Voluntary Shares under the Non-Employee Directors’ Plan will be an aggregate of 100,000 shares of Class A Common (subject to adjustments for stock splits or similar changes), which was the number of shares of Class A Common that was authorized under such plan when it was originally approved in 1992.

Final 2010 Awards and Estimated 2011 Awards. Stock awards under the Non-Employee Directors’ Plan for 2010 with respect to the non-employee directors of the Company are shown in the Director Compensation Table on page 14. Stock awards under the Non-Employee Directors’ Plan for 2011 and thereafter are not currently determinable but will be equal to the sum of the Mandatory Shares and Voluntary Shares for each director. Since the amount of Voluntary Shares is not currently determinable, the following chart shows the cash value of the Mandatory Shares for the 2011 retainer for the Named Executive Officers, all of our executive officers as a group, all of our executive officers who are employed by the Company as a group, all of our non-executive directors as a group and all of our non-executive officer employees as a group who participate in the Non-Employee Directors’ Plan.

NACCO Non-Employee Directors’ Plan

Name and Position	Dollar Value(s)

Alfred M. Rankin, Jr. — Chairman, President and Chief Executive Officer of NACCO	$0	(1)
Kenneth C. Schilling — Vice President and Controller of NACCO and Vice President and Chief Financial Officer of NMHG	$0	(1)
Michael P. Brogan — President and Chief Executive Officer of NMHG	$0	(1)
Gregory H. Trepp — President and Chief Executive Officer of HBB	$0	(1)
Robert L. Benson — President and Chief Executive Officer of NA Coal	$0	(1)

Executive Officer Group (31 persons)	$0	(1)
NACCO Executive Officer Group (7 persons)	$0	(1)
Non-Executive Director Group (8 persons)	$360,000	(2)
NACCO Non-Executive Officer Employee Group (33 persons)	$0	(1)

(1)	Executive officers and non-executive officers who are employees of the Company or its subsidiaries are not eligible to participate in the Non-Employee Directors’ Plan.

(2)	The only persons who are eligible to participate in the Non-Employee Directors’ Plan are the non-employee directors of the Company. The dollar value shown above is equal to $45,000 of the $80,000 of each director’s 2011 annual retainer.

Stockholder Vote. In accordance with the New York Stock Exchange’s listing standards, the affirmative vote of a majority of votes cast is required to approve this proposal, provided that the total votes cast on this proposal represents over 50% of the total voting power of all the shares entitled to vote on this proposal. For purposes of approval under the New York Stock Exchange’s listing standards, abstentions will be treated as votes cast, so any abstentions for this proposal will have the same effect as a vote against this proposal. Broker non-votes, however, will not be treated as votes cast, so broker non-votes will not affect the outcome with respect to the requirement to obtain a majority of the votes cast. However, broker non-votes are considered to be entitled to vote and, therefore, could impair our ability to satisfy the requirement that votes cast represent at least 50% of the total voting power of all shares entitled to vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE, FOR PURPOSES OF SECTION 303A.08 OF THE NEW YORK STOCK EXCHANGE’S LISTING STANDARDS, THE NACCO INDUSTRIES, INC. NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN (AMENDED AND RESTATED EFFECTIVE MAY 11, 2011).

It is intended that the shares represented by proxies in the enclosed form(s) will be voted for the proposal to approve the Non-Employee Directors’ Plan, unless contrary instructions are received. If the Non-Employee Directors’ Plan is not approved by the stockholders of the Company, cash payments will be made under the Non-Employee Directors’ Plan with respect to retainers earned on or after May 11, 2011.

3.	Advisory Vote to Approve Compensation of Our Named Executive Officers

Why You Should Approve our Executive Compensation Program

The guiding principle of the compensation program for senior management employees, including Named Executive Officers, is the maintenance of a strong link between an employee’s compensation, individual performance and the performance of the Company or the subsidiary for which the employee has responsibility. The primary objectives of our compensation program are:

•	to attract, retain and motivate talented management;

•	to reward management with competitive total compensation for achievement of specific corporate and individual goals; and

•	to make management long-term stakeholders in the Company.

We encourage stockholders to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests.

We believe that stockholders should consider the following in determining whether to approve this proposal.

Compensation Program is Highly Aligned with Stockholder Value

We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. The Compensation Committee carefully reviews each of these components in relation to our performance. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the Named Executive Officers, with our long-term interests.

Strong Pay-for-Performance Orientation

A substantial portion of the short-term incentive compensation and long-term incentive compensation for our employees depends on the extent to which our ROTCE performance met long-term financial objectives. The Compensation Committee views the ROTCE performance targets as stockholder protection rates of return. They reflect the Compensation Committee’s belief that our stockholders are entitled to at least a certain rate of ROTCE for each of the businesses and NACCO overall and that, as a measure of protection for our stockholders, performance against those rates of return, rather than based on cyclical movements in our stock price, should determine the payouts for a portion of our incentive compensation plans.

Although the design of our compensation program offers opportunities for employees to earn truly superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet or exceed the previously established performance targets for the year. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater.

Compensation Program Has Appropriate Long-Term Orientation

Our compensation programs and policies have a long-term focus.

The purpose of each of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive compensation plans generally require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders’ and the Named Executive Officers’ long-term interests.

Therefore, stockholders are asked to cast a non-binding, advisory vote to address the following resolution that will be submitted for a stockholder vote at the meeting:

“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our Named Executive Officers disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

4.  Advisory Vote on the Frequency of the Stockholder Vote on Compensation of our Named Executive Officers

Stockholders are being asked to vote on whether the stockholder vote on the compensation of our named executive officers should occur every one, two or three years. You also have the choice to abstain from voting on this proposal.

We believe that stockholders should have the opportunity to vote on the compensation of our named executive officers every three years consistent with our long-term approach to executive compensation. Although the Compensation Committee of the Board of Directors, which consists entirely of independent directors, regularly reviews compensation with an in depth annual review, our programs and policies are designed to enhance long-term growth and performance, and incentivize our employees on a long-term basis. As discussed in the Executive Compensation section of this proxy statement, a significant component of the compensation for our executives is in the form of long-term incentive awards that require holding periods of between three and ten years. We believe that a triennial vote will foster a more long-term view of compensation and give investors sufficient time to evaluate the effectiveness of our long-term program.

Additionally, a triennial advisory vote on executive compensation allows us time to obtain meaningful stockholder input on our executive compensation practices and thoughtfully respond to stockholders concerns. Our Board of Directors has in place a process by which stockholders may send communications to the Board or any of the directors, including the Chairman of the Compensation Committee or the members of the Compensation Committee. Stockholders who want to communicate with the Board should refer to “Communications with Directors” in this proxy statement for additional information and give investors sufficient time to evaluate the effectiveness of our long-term programs.

The accompanying proxy card allows stockholders to vote for the advisory vote on executive compensation to occur every one, two or three years, or to abstain from voting on this matter.

The Board of Directors recommends that you vote “FOR” an advisory vote on executive compensation to occur every three years.

5.	Confirmation of Appointment of the Independent Registered Public Accounting Firm of the Company for the Current Fiscal Year

Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and certain of our subsidiaries. Our Board of Directors recommends a vote for confirmation of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the books and accounts for us and our subsidiaries for the current fiscal year. It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.

The appointment of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for confirmation. However, our Board of Directors believes that obtaining stockholder confirmation is a sound governance practice. If our stockholders fail to vote on an advisory basis in favor of the appointment of Ernst & Young LLP, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote.

Audit Fees

2010 — Ernst & Young LLP billed or will bill us $4.2 million, in the aggregate, for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and internal controls for the fiscal year ended December 31, 2010 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2010, as well as for services provided in connection with statutory audits and regulatory filings with the SEC.

2009 — Ernst & Young LLP billed us $4.3 million, in the aggregate, for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and internal controls for the fiscal year ended December 31, 2009 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2009, as well as for services provided in connection with statutory audits and regulatory filings with the SEC.

Audit-Related Fees

2010 — Ernst & Young LLP billed or will bill us $0.1 million, in the aggregate, for assurance and related services rendered by Ernst & Young LLP in 2010, primarily related to services for accounting advisory services and audits of certain employee benefit plans.

2009 — Ernst & Young LLP billed us $0.1 million, in the aggregate, for assurance and related services rendered by Ernst & Young LLP in 2009, primarily related to services for accounting advisory services and audits of certain employee benefit plans.

Tax Fees

2010 — Ernst & Young LLP did not provide services and has not billed and will not bill us for professional tax services rendered by Ernst & Young LLP in 2010.

2009 — Ernst & Young LLP billed us less than $0.1 million, in the aggregate, for professional tax services rendered by Ernst & Young LLP in 2009.

All Other Fees

2010 and 2009 — Ernst & Young LLP did not provide services and has not billed and will not bill us fees for services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” during the fiscal years ended December 31, 2010 and 2009.

Except as set forth above and approved by the Audit Review Committee pursuant to our pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by the principal independent registered public accounting firm for us during the last two fiscal years.

Pre-Approval Policies and Procedures

Under our pre-approval policies and procedures, only audit, audit-related services and limited tax services will be performed by our principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for us must be pre-approved by our Audit Review Committee. In furtherance of this policy, for 2010, the Audit Review Committee authorized us to engage Ernst & Young LLP for specific audit, audit-related and tax services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee and one other Audit Review Committee member the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of authorities and commitments at each general meeting of the Audit Review Committee.

The Audit Review Committee has considered whether the providing of the non-audit services to us by Ernst & Young LLP is compatible with maintaining its independence. In addition, as a result of the recommendation of the Audit Review Committee, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON

Set forth in the following tables is the indicated information as of March 1, 2011 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, principal executive officer, principal financial officer and the three other most highly compensated executive officers during 2010 and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock

		Sole Voting		Shared
		and		Voting or
		Investment		Investment		Aggregate		Percent of
Name	Title of Class	Power		Power		Amount		Class(1)

FMR LLC (2)	Class A	593,418	(2)	—		593,418	(2)	8.73%
82 Devonshire Street Boston, MA 02109

Dimensional Fund Advisors LP (3)	Class A	452,877	(3)	—		452,877	(3)	6.66%
1299 Ocean Avenue Santa Monica, CA 90401

LSV Asset Management (4)	Class A	390,831	(4)	—		390,831	(4)	5.75%
155 N. Wacker Drive, Suite 4600 Chicago, IL 60606

Beatrice B. Taplin	Class A	358,777		—		358,777		5.28%
Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069

BlackRock, Inc. (5)	Class A	345,614	(5)	—		345,614	(5)	5.09%
40 East 52nd Street New York, NY 10022

Owsley Brown II (6)	Class A	6,076		1,000	(7)	7,076	(7)	0.10%

Dennis W. LaBarre (6)	Class A	7,574		—		7,574		0.11%

Richard de J. Osborne (6)	Class A	4,572		—		4,572		—

Alfred M. Rankin, Jr.	Class A	209,071		545,402	(8)	754,473	(8)	11.10%

Michael E. Shannon(6)	Class A	4,753		—		4,753		—

Britton T. Taplin (6)	Class A	35,616		6,055	(9)	41,671	(9)	0.61%

David F. Taplin (6)	Class A	15,209		62,000	(10)	77,209	(10)	1.14%

John F. Turben (6)	Class A	5,967		—		5,967		—

		Sole Voting	Shared
		and	Voting or
		Investment	Investment		Aggregate		Percent of
Name	Title of Class	Power	Power		Amount		Class(1)

Eugene Wong (6)	Class A	3,984	—		3,984		—

Kenneth C. Schilling	Class A	10,740			10,740		0.16%

Gregory H. Trepp	Class A	—	—		—		—

Michael P. Brogan	Class A	—	—		—		—

Robert L. Benson	Class A	—	—		—		—

All executive officers and	Class A	360,579	615,226	(11)	975,805	(11)	14.36%

directors as a group (39 persons)

(1)	Less than 0.10%, except as otherwise indicated.

(2)	A Schedule 13G/A filed with the SEC with respect to Class A Common on February 14, 2011 reported that FMR LLC and Edward C. Johnson, 3d. may be deemed to beneficially own the shares of Class A Common reported above. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “Advisers Act”), is the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Company Act”), which are referred to as the Funds. Edward C. Johnson 3d. and FMR LLC, through its control of Fidelity, each has sole power to dispose of the shares owned by the Funds, with the power to direct the voting of those shares held by the Board of Trustees of the Funds. Members of the Edward C. Johnson 3d. family own approximately 49% of the voting power of FMR LLC. Mr. Johnson is Chairman of FMR LLC.

(3)	A Schedule 13G/A filed with the SEC with respect to Class A Common on February 11, 2011 reported that Dimensional Fund Advisors LP, which is referred to as Dimensional, may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Advisers Act that furnishes investment advice to four investment companies registered under the Company Act and serving as an investment manager to certain other commingled group trusts and separate accounts, which are referred to collectively as the Dimensional Funds, which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 441,862 shares of Class A Common and the sole power to invest 452,877 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(4)	A Schedule 13G filed with the SEC with respect to Class A Common on February 9, 2011 reported that LSV Asset Management may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(5)	A Schedule 13G filed with the SEC with respect to Class A Common on February 7, 2011 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above.

(6)	Pursuant to our Non-Employee Directors’ Equity Compensation Plan, which is referred to as the Non-Employee Directors’ Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after March 1, 2011. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2011 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2011.

(7)	Owsley Brown II is deemed to share with his spouse voting and investment power over 1,000 shares of Class A Common held by Mr. Brown’s spouse; however, Mr. Brown disclaims beneficial ownership of such shares.

(8)	Alfred M. Rankin, Jr. may be deemed to be a member of Rankin Associates II, L.P., which is referred to as Associates, which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc., which is referred to as RMI, the general partner of Associates. Associates may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. As a result of holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P., which we refer to as Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 105,272 shares of Class A Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 515,691 shares of Class A Common by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Associates and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(9)	Britton T. Taplin is deemed to share with his spouse voting and investment power over 6,055 shares of Class A Common held by Mr. Taplin’s spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin has pledged 2,169 shares of Class A Common.

(10)	David F. Taplin is deemed to share with his step-sister the power to vote and dispose of 62,000 shares of Class A Common as a result of being a co-trustee of a trust for the benefit of his step-mother; however, Mr. Taplin has disclaimed beneficial ownership of such shares.

(11)	The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which Mr. Brown has disclaimed beneficial ownership in note (7) above, Mr. Rankin has disclaimed beneficial ownership in note (8) above, Mr. B. Taplin has disclaimed beneficial ownership in note (9) above and Mr. D. Taplin has disclaimed beneficial ownership in note (10) above. As described in note (6) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 1, 2011 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

		Sole Voting		Shared
		and		Voting or
	Title of	Investment		Investment		Aggregate		Percent of
Name	Class	Power		Power		Amount		Class(1)

Clara Taplin Rankin, et al. (2)	Class B		(2)		(2)	1,542,757	(2)	96.66%
c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124

Rankin Associates I, L.P., et al. (3)	Class B		(3)		(3)	472,371	(3)	29.60%
Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069

Beatrice B. Taplin	Class B	337,310	(4)	—		337,310	(4)	21.13%
Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069

Rankin Associates IV, L.P., et al. (5)	Class B		(5)		(5)	294,728	(5)	18.47%
Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069

Owsley Brown II	Class B	—		—		—		—

Dennis W. LaBarre	Class B	100		—		100		—

Richard de J. Osborne	Class B	—		—		—		—

Alfred M. Rankin, Jr.	Class B	63,052	(6)	767,099	(6)	830,151	(6)	52.01%

Michael E. Shannon	Class B	—		—		—		—

Britton T. Taplin	Class B	—		—		—		—

David F. Taplin	Class B	15,883	(7)	—		15,883	(7)	1.00%

John F. Turben	Class B	—		—		—		—

Eugene Wong	Class B	—		—		—		—

Kenneth C. Schilling	Class B	—		—		—		—

Gregory H. Trepp	Class B	—		—		—		—

Michael P. Brogan	Class B	—		—		—		—

Robert L. Benson	Class B	—		—		—		—

All executive officers and directors as a group (39 persons)	Class B	80,910	(8)	767,099	(8)	848,009	(8)	53.13%

(1)	Less than 0.10%, except as otherwise indicated.

(2)	A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2011, which is referred to as the Stockholders 13D, reported that, except for NACCO and PNC Bank, N.A., as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 1,542,757 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 96.66% of the Class B Common outstanding on March 1, 2011 or 67.80% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement.

Under the stockholders’ agreement, NACCO may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(3)	A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2011, reported that Rankin Associates I, L.P., which is referred to as Rankin I, and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)	Beatrice B. Taplin has the sole power to vote and dispose of 337,310 shares of Class B Common held in trusts. The Stockholders 13D reported that the Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders’ agreement.

(5)	A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 16, 2010, reported that the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 294,728 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 294,728 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(6)	Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I. In addition, Mr. Rankin may be deemed to be a member of the group described in note (5) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 294,728 shares of Class B Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 612,155 shares of Class B Common held by Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(7)	The Stockholders 13D reported that the Class B Common beneficially owned by David F. Taplin is subject to the stockholders’ agreement.

(8)	The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Rankin has disclaimed beneficial ownership in note (6) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing tables equals 1,294,692 shares, or 19.05%, of the Class A Common and 1,183,344 shares, or 74.14%, of the Class B Common outstanding on March 1, 2011. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,373,744 shares, or 20.21%, of the Class A Common and 1,185,319 shares, or 74.27%, of the Class B Common outstanding on March 1, 2011. Such shares of Class A Common and Class B Common together represent 58.12% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and form of proxy relating to our next annual meeting must be received at our executive offices on or before November 19, 2011. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our proxy statement and proxy related to the next annual meeting must notify us on or after December 19, 2011 but on or before January 18, 2012 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that timeframe, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 19, 2011 and January 18, 2011. Notices should be submitted to the address set forth above.

COMMUNICATIONS WITH DIRECTORS

Our security holders and other interested parties may communicate with our Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our or our subsidiaries business or communications that relate to improper or irrelevant topics.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

The directors know of no other matters which are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Charles A. Bittenbender
Secretary

Cleveland, Ohio
March 18, 2011

It is important that the proxies be returned promptly. Stockholders who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/NC) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to fill out, sign, date and return the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to be able to attend the annual meeting and vote in person, please contact our Associate General Counsel at 5875 Landerbrook Drive, Cleveland, Ohio 44124-4069, or call (440) 449-9600 or email ir@naccoind.com.

Appendix A

NACCO INDUSTRIES INC.
NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN
(AMENDED AND RESTATED EFFECTIVE MAY 11, 2011)

1.	Purpose of the Plan

The purpose of this Non-Employee Directors’ Equity Compensation Plan (the “Plan”) is to provide for the payment to the non-employee directors of NACCO Industries, Inc. (the “Company”) of a portion of directors’ fees in capital stock of the Company in order to further align the interests of the directors with the stockholders of the Company and thereby promote the long-term profits and growth of the Company.

2.	Effective Date

This amended and restated Plan is effective May 11, 2011 (the “Effective Date”).

3.	Definitions

(a) “Average Share Price” means the average of the closing price per share of Class A Common Stock on the New York Stock Exchange on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on the Quarter Date.

(b) “Board” means the Board of Directors of the Company.

(c) “Class A Common Stock” means the Company’s Class A Common Stock, par value $1.00 per share.

(d) “Director” means an individual duly elected or chosen as a director of the Company who is not also an employee of the Company or its subsidiaries.

(e) “Extraordinary Event” shall have the meaning set forth in Section 5.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

(g) “Payment Deadline” means the date that is the fifteenth day of the third month after each Quarter Date.

(h) “Quarter Date” means the last day of the calendar quarter for which a Required Amount is earned.

(i) “Required Amount” means an amount of money constituting that portion (as determined from time to time by the Board) of a Director’s retainer earned by such Director for his services as a director of the Company for any calendar quarter that is payable in Shares as described in Section 4.1(a).

(j) “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(k) “Shares” means shares of Class A Common Stock that are issued to a Director pursuant to, and with such restrictions as are imposed by, the terms of this Plan in respect of the Director’s Required Amount.

(l) “Transfer” shall have the meaning set forth in Section 4.2(a).

(m) “Voluntary Amount” shall have the meaning set forth in Section 4.2(b).

(n) “Voluntary Shares” means shares of Class A Common Stock that are issued to a Director in accordance with Section 4.1(c) in respect of the Director’s Voluntary Amount.

4. Shares and Voluntary Shares

4.1 Required Amount and Voluntary Amount

(a) Required Amount. From time to time, the Board shall determine (i) the amount of the retainer to be paid to each Director for each calendar quarter of a year, (ii) the portion of the retainer that shall be paid in cash and (iii) the equity portion of the retainer (expressed in dollars) that is required to be paid in Shares as described in Section 4.1(c) (the “Required Amount”).

(b) Voluntary Shares. For any calendar quarter, a Director may elect to have up to 100% of the cash component of the annual retainer payable for such quarter in excess of the Required Amount, and any other cash to be earned by the Director for such quarter for services as a director of the Company (collectively referred to as a “Voluntary Amount”), not paid to the Director in cash, but instead to have the Voluntary Amount applied to the issuance to the Director of Voluntary Shares as described in Section 4.1(c); provided

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that the Director must notify the Company in writing of such election prior to the first day of the calendar quarter for which such election is made, which election will be irrevocable after such date for such calendar quarter and shall remain in effect for future calendar quarters unless or until revoked by the Director prior to the first day of a calendar quarter.

(c) Issuance of Shares and Voluntary Shares. Promptly following each Quarter Date (and, in any event, no later than the Payment Deadline), the Company shall issue to each Director (or to a trust for the benefit of a Director, or such Director’s spouse, children or grandchildren, if so directed by the Director) (i) a number of whole Shares equal to the Required Amount for the calendar quarter ending on such Quarter Date divided by the Average Share Price and (ii) a number of whole Voluntary Shares equal to such Director’s Voluntary Amount for such calendar quarter divided by the Average Share Price. To the extent that the application of the foregoing formulas would result in fractional Shares or fractional Voluntary Shares, no fractional shares of Class A Common Stock shall be issued by the Company pursuant to this Plan, but instead, such amount shall be paid to the Director in cash at the same time the Shares and Voluntary Shares are issued to the Director. Shares and Voluntary Shares shall be fully paid, nonassessable shares of Class A Common Stock. Shares shall be subject to the restrictions set forth in this Plan, whereas Voluntary Shares shall not be so restricted. Shares and Voluntary Shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares. The Company shall pay any and all fees and commissions incurred in connection with the purchase by the Company of shares of Class A Common Stock which are to be Shares or Voluntary Shares and the transfer to Directors of Shares or Voluntary Shares.

(d) Withholding Taxes. To the extent that the Company is required to withhold federal, state or local taxes in connection with any amount payable to a Director under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any Shares or Voluntary Shares that the Director make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of the Shares or the Voluntary Shares. The Company and Director may also make similar arrangements with respect to the

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payment of any other taxes derived from or related to the payment of Shares or Voluntary Shares with respect to which withholding is not required.

4.2 Restrictions on Shares.

(a) Restrictions on Transfer of Shares. No Shares shall be assigned, pledged, hypothecated or otherwise transferred (any such assignment, pledge, hypothecation or transfer being referred to herein as a “Transfer”) by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution, (ii) pursuant to domestic relations orders meeting the definition of a qualified domestic relations order under Section 206(d)(3)(B) of ERISA (“QDRO”), or (iii) to a trust for the benefit of a Director, or such Director’s spouse, children or grandchildren. Shares transferred to a person other than the Director pursuant to a QDRO shall not be subject to the restrictions described in this Section 4.2(a), but shares transferred to a trust for the benefit of a Director, or such Director’s spouse, children or grandchildren, shall remain subject to the restrictions described in this Section 4.2(a) until such restrictions lapse pursuant to the following sentence. The restrictions on Shares set forth in this Section shall lapse for all purposes and shall be of no further force or effect upon the earliest to occur of (A) ten years after the Quarter Date with respect to which such Shares were issued, (B) the date of the death or permanent disability of the Director, (C) five years (or earlier with the approval of the Board) after the Director’s retirement from the Board of Directors of the Company, (D) the date that a Director is both retired from the Board and has reached 70 years of age or (E) at such other time as determined by the Board in its sole and absolute discretion. Following the lapse of restrictions, at the Director’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Shares, such that the resulting shares shall be fully paid, nonassessable and unrestricted by the terms of this Plan.

(b) Dividends, Voting Rights, Exchanges, Etc. Except for the restrictions set forth in this Section 4.2 and any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Shares including the right to vote and to receive dividends as and when declared by the Board and paid

4

by the Company. Except for any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Voluntary Shares.

(c) Restriction on Transfer of Rights to Shares. No rights to Shares or Voluntary Shares shall be assigned, pledged, hypothecated or otherwise transferred by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a QDRO.

(d) Legend. The Company shall cause a legend, in substantially the following form, to be placed on each certificate, or other applicable record(s) with respect to uncertificated shares, for the Shares:

THE[SE] SHARES [REPRESENTED BY THIS CERTIFICATE] ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE NACCO INDUSTRIES, INC. NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN (“PLAN”). SUCH RESTRICTIONS ON TRANSFER UNDER THE PLAN SHALL LAPSE FOR ALL PURPOSES AND SHALL BE OF NO FURTHER FORCE OR EFFECT AFTER           , OR SUCH EARLIER TIME AS PROVIDED IN THE PLAN.

5. Amendment, Termination and Adjustments.

(a) The Board may alter or amend the Plan from time to time or may terminate it in its entirety; provided, however, that no such action shall, without the consent of a Director, affect the rights in any Shares or Voluntary Shares that were previously issued to the Director or that were earned by, but not yet issued to, such Director. Unless otherwise specified by the Board of Directors, all Shares that were issued prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the transfer restrictions on such Shares shall lapse in accordance with Section 4.2(a).

(b) Notwithstanding the provisions of Subsection (a), without further approval by the stockholders of the Company no such amendment or termination shall (i) increase the total number of shares of Class A Common Stock to be issued under this Plan specified in Section 6 (except that adjustments and additions expressly authorized by this Section shall not be limited by this clause (i)), (ii) change the provisions of Section 4.1(c) that specify the timing of the issuance or the calculation of the number of Shares to be issued to a Director or (iii) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

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(c ) The Board shall make or provide for such adjustments in the Average Share Price, in the kind of shares that may be issued hereunder and in the number of shares of Class A Common Stock specified in Section 6 as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to reflect (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (collectively referred to as an “Extraordinary Event”). All securities received by a Director with respect to Shares in connection with any Extraordinary Event shall be deemed to be Shares for purposes of this Plan and shall be restricted pursuant to the terms of this Plan to the same extent and for the same period as if such securities were the original Shares with respect to which they were issued, unless the Board, in its sole and absolute discretion, eliminates such restrictions or accelerates the time at which such restrictions on transfer shall lapse.

6. Shares Subject to Plan

Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued under this Plan on or after the Effective Date shall be 100,000.

7. Approval By Stockholders

The Plan was originally approved by the stockholders of the Company on June 1, 1992 and this amended and restated Plan was approved by the stockholders of the Company on the Effective Date.

8. General Provisions

(a) No Continuing Right as Director. Neither the adoption nor operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any Director any right to continue as a director of the Company or any subsidiary of the Company.

(b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

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(c) Cash If Shares Not Issued. All Required Amounts and Voluntary Amounts are the property of the Directors and shall be paid to them in cash in the event that Shares and Voluntary Shares may not be issued to Directors hereunder in respect of Required Amounts or Voluntary Amounts.

(d) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa

(e) Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued thereunder, and shall be administered in a manner that is consistent with such intent.

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Admission Ticket Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 10, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/NC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 5 and FOR 3 years for Proposal 4. 1. Election of Directors: 01 — Owsley Brown II 02 — Dennis W. LaBarre 03 — Richard de J. Osborne + 04 — Alfred M. Rankin, Jr. 05 - Michael E. Shannon 06 — Britton T. Taplin 07 — David F. Taplin 08 — John F. Turben 09 — Eugene Wong Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 09 Mark here to vote FOR ALL EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain For Against Abstain 2. Proposal to approve, for purposes of Section 303A.08 of 3. Proposal to approve, on an advisory basis, the compensation the New York Stock Exchange’s listing standards, the paid to NACCO Industries, Inc’s. Named Executive Officers, as NACCO Industries, Inc. Non-Employee Directors’ Equity disclosed pursuant to the compensation disclosure rules of the Compensation Plan (Amended and Restated Effective SEC, including the Compensation Discussion and Analysis, the May 11, 2011). compensation tables and narrative discussion. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 4. Proposal to approve, on an advisory basis, the 5. Proposal to confirm the appointment of the independent frequency of the Stockholder Vote on the registered public accounting firm of the Company for the Compensation of NACCO Industries, Inc.’s current fiscal year. Named Executive Officers. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.

2011 Annual Meeting Admission Ticket 2011 Annual Meeting of NACCO Industries, Inc. Stockholders May 11, 2011, 9:00 a.m. Local Time NACCO Industries, Inc. 5875 Landerbrook Dr., Cleveland, OH 44124 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 11, 2011 The 2011 Proxy Statement and 2010 Annual Report are available, free of charge, at http://www.nacco.com by clicking on the “2011 Annual Meeting Materials” link and then clicking on either the “2011 Proxy Statement” link or the “2010 Annual Report” link, as appropriate. If you wish to attend the meeting and vote in person, you may do so. The Company’s Annual Report for the year ended December 31, 2010 is being mailed to stockholders concurrently with the 2011 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be part of the proxy soliciting material. If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/NC) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — NACCO Industries, Inc. + Notice of 2011 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 11, 2011 Richard de J. Osborne, Alfred M. Rankin, Jr. and Michael E. Shannon, or any of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of NACCO Industries, Inc. to be held on May 11, 2011 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2, 3, 5 and FOR 3 Years for Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. +